Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

LM US PARENT, INC.,

CAMDEN MERGER SUB, INC.

and

COGENTIX MEDICAL, INC.

dated as of March 11, 2018

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated March 11, 2018, is by and among LM US Parent, Inc., a corporation incorporated under the laws of Delaware (“Parent”), Camden Merger Sub, Inc., a corporation incorporated under the laws of Delaware (“Merger Sub”), and Cogentix Medical, Inc., a corporation incorporated under the laws of Delaware (the “Company”).  All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.  Parent, Merger Sub and the Company are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub has agreed to commence a cash tender offer (as it may be extended, amended and supplemented from time to time as permitted or required under this Agreement, the “Offer”) to acquire any (subject to the Minimum Condition) and all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (“Shares”) for $3.85 per Share (such amount or any different amount per share paid pursuant to the Offer (to the extent permitted under this Agreement), including as a result of any adjustments pursuant to Section 1.1(f), the “Offer Price”), net to the holder thereof in cash, without interest and subject to the conditions set forth in this Agreement, including any required Tax withholding.

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”), in accordance with the DGCL, whereby each Share, except as otherwise provided herein, shall be converted into the right to receive the Offer Price, net to the holder thereof in cash, without interest and subject to the conditions set forth in this Agreement, including any required Tax withholding.

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company’s stockholders, has unanimously approved this Agreement and the Transactions in accordance with the DGCL, and has unanimously resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer.

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has approved and declared advisable this Agreement and the Transactions.

WHEREAS, the Board of Directors of Merger Sub has determined that this Agreement and the Transactions are advisable and fair to and in the best interests of Merger Sub and its sole stockholder, and has approved this Agreement and the Transactions.

WHEREAS, the Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain of the Company’s stockholders are executing and delivering (i) tender and support agreements in favor of Parent and Merger Sub (the “Tender and Support Agreements”) pursuant to which those stockholders, among other things, will agree to tender all Shares beneficially owned by them to Merger Sub in response to the Offer and (ii) a restrictive covenant agreement in favor of Parent and Merger Sub (the “Restrictive Covenant Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Laborie Medical Technologies Canada ULC, an unlimited liability company incorporated under the laws of British Columbia (the “Guarantor”), is entering into the Letter Agreement in the form attached hereto as Exhibit A (the “Letter Agreement”) to fund, or cause the funding of, certain payment obligations of Parent and Merger Sub under this Agreement, in each case, subject to the terms and conditions therein.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

THE OFFER

Section 1.1            The Offer.

(a)           Provided that this Agreement has not been terminated in accordance with Article VIII, as promptly as practicable after the date of this Agreement, but in no event more than ten Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer; provided, however, that Merger Sub shall not be required to commence the Offer if the Company is not prepared to file the Schedule 14D‑9 with the SEC on the same day as, and substantially contemporaneously with, Merger Sub’s filing of the Offer Documents with the SEC.

(b)           Upon the terms and subject to the conditions set forth in this Agreement, including the prior satisfaction of the Minimum Condition (as defined in Annex I) and the satisfaction or waiver by Merger Sub of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), Merger Sub shall (and Parent shall cause Merger Sub to), as promptly as practicable after the Expiration Date (as it may be extended in accordance with this Section 1.1), consummate the Offer in accordance with its terms and accept for payment, and promptly thereafter pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer.

(c)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions.  Merger Sub expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition, and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company (which the Company may withhold in its sole discretion), Merger Sub shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares subject to the Offer; (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend, modify or supplement any of the Offer Conditions, (F) amend or modify the Minimum Condition, or (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement.  Parent and Merger Sub may waive the Minimum Condition only with the prior written consent of the Company (which the Company may withhold in its sole discretion).  The Offer may not be terminated or withdrawn prior to the Expiration Date, unless this Agreement is terminated in accordance with Article VIII.

(d)           Unless extended pursuant to, and in accordance with, the terms of this Agreement, the Offer shall expire at midnight (New York City time) at the end of the day on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date on which the Offer is first commenced (within the meaning of Rule 14d-2 under the Exchange Act) (the “Initial Expiration Date”) or, in the event the Offer has been extended beyond the Initial Expiration Date pursuant to, and in accordance with, this Agreement, the date and time to which the Offer has been so extended (such Initial Expiration Date, or such later date and time to which the Offer has been extended pursuant to, and in accordance with, this Agreement, the “Expiration Date”).

(e)           Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows:  (i) if on the applicable Expiration Date, any of the Offer Conditions (including the Minimum Condition) have not been satisfied or, to the extent waivable by Parent or Merger Sub pursuant to this Agreement, waived by Parent or Merger Sub, then Merger Sub shall extend the Offer for successive periods of not more than ten Business Days each (as determined by Merger Sub), or such other period as may be agreed by Parent and the Company, to permit the satisfaction of such Offer Conditions;  and (ii) Merger Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or NASDAQ or its staff.  Nothing in this Section 1.1(e) shall (A) require Merger Sub to, and without the Company’s prior written consent (which the Company may withhold in its sole discretion) Merger Sub shall not be permitted to, extend the Offer beyond the End Date or (B) be deemed to impair, limit or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Section 8.1.  Neither Parent nor Merger Sub shall extend the Offer in any manner other than pursuant to, and in accordance with, the provisions of this Section 1.1(e) without the prior written consent of the Company (which the Company may withhold in its sole discretion).

(f)           The Offer Price shall be adjusted proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and at or prior to the Offer Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 1.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)           Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to any applicable Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof.  If this Agreement is terminated in accordance with the terms hereof, then Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any Shares pursuant to the Offer, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h)          As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and summary advertisement, if any, and any other ancillary Offer documents and instruments pursuant to which the Offer shall be made, and (ii) cause the Offer to Purchase and related documents to be disseminated to all holders of Shares.  Parent and Merger Sub agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (collectively, the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply, in all material respects, with the Exchange Act and other applicable Law.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and shall supplement the information contained in the Offer Documents to include any information that shall become necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Merger Sub further shall use their best efforts to promptly cause the Offer Documents as so corrected or supplemented to be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Law.  The Company shall promptly furnish or otherwise make available in writing to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that is required by applicable Law or is reasonably requested by Parent to be included in the Offer Documents.  The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents, and Parent and Merger Sub shall incorporate into the Offer Documents any reasonable comments received from the Company or its legal counsel, prior to the filing thereof with the SEC.  Parent and Merger Sub agree to provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.  Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.  The Company and its legal counsel shall be given reasonable opportunity to review and comment on any proposed responses to any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents, and Parent and Merger Sub shall incorporate into such responses any reasonable comments received from the Company or its legal counsel, prior to the furnishing of such responses to the SEC.  Parent and Merger Sub shall provide the Company and its legal counsel with reasonable opportunity to participate in any discussions or meetings with the SEC or its staff.

(i)            Parent shall cause to be provided to Merger Sub on a timely basis all of the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

Section 1.2            Company Actions.

(a)           The Company hereby approves and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has by a unanimous vote of directors (i) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions in accordance with the requirements of the DGCL, (iii) resolved to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”), and (iv) adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) not to apply to the execution, delivery or performance of this Agreement, the Tender and Support Agreements and the consummation of the Offer, the Merger and the other Transactions.  Subject to Section 5.2, the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.

(b)          On the same day as, and substantially contemporaneously with, the filing of the Schedule TO, the Company shall file with the SEC and disseminate to all holders of Shares, in each case, as and to the extent required by applicable Law, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.2, shall include the Company Board Recommendation and shall contain (i) the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL, (ii) the opinion of the financial advisor referred to in Section 3.29 and (iii) a fair summary of the financial analysis conducted by such financial advisor in accordance with applicable Law.  The Company shall affirmatively set a record date for the Company’s stockholders to receive such notice of appraisal rights in accordance with Section 262(d)(2) of the DGCL and shall disseminate the Schedule 14D-9, including such notice of appraisal rights, to the Company’s stockholders as of such record date.  The Company agrees that it shall cause the Schedule 14D-9 to comply, in all material respects, with the Exchange Act and other applicable Law.  Each of Parent, Merger Sub and the Company shall respond promptly to correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law and shall supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company further shall cause the Schedule 14D-9 as so corrected or supplemented to promptly be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Law.  Parent and Merger Sub shall promptly furnish or otherwise make available in writing to the Company or the Company’s legal counsel all information concerning Parent and Merger Sub that is required by applicable Law or may reasonably be requested by the Company to be included in the Schedule 14D-9.  Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC and the Company shall incorporate into the Schedule 14D-9 or any such amendment, any reasonable comments received from Parent or its legal counsel, prior to the filing thereof with the SEC.  The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.  The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.  Parent and its legal counsel shall be given reasonable opportunity to review and comment on any proposed responses to any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9, and the Company shall incorporate into such responses any reasonable comments received from Parent or its legal counsel, prior to the furnishing of such responses to the SEC.  The Company shall provide Parent and its legal counsel with reasonable opportunity to participate in any discussions or meetings with the SEC or its staff.

(c)           In connection with the Offer promptly following the date hereof, the Company shall, or shall cause its transfer agent to, furnish Parent with a list of the Company’s stockholders of record and non-objecting beneficial holders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case, accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or its Representatives may reasonably request.  Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall, and Parent and Merger Sub shall exercise their respective best efforts to cause their respective agents to, hold in confidence the information contained in any such labels, listings and files and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, (i) Parent shall promptly deliver to the Company or destroy all copies of and any extracts or summaries from such information then in Parent’s or Merger’s Sub’s possession or control (other than electronic copies retained as part of ordinary course computer back-up processes), (ii) Parent and Merger Sub shall use their respective best efforts to cause their respective agents to deliver to the Company or destroy, all copies of and any extracts or summaries from such information then in their possession or control (other than electronic copies retained as part of ordinary course computer back-up processes), and (iii) Parent shall promptly certify in writing to the Company Parent’s and Merger Sub’s compliance with clauses (i) and (ii) of this sentence.

(d)          The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Merger Sub effective immediately after the Offer Acceptance Time.

Section 1.3            Directors.  To the extent requested by Parent in writing, the Company shall use its best efforts to cause each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating such Person’s resignation as a member of the Company Board to be effective as of the Effective Time.  The provisions of this Section 1.3 are in addition to, and shall not limit, any right Merger Sub or Parent, or any of their respective affiliates, may have (with respect to the election of directors or otherwise) under applicable Law as a holder or beneficial holder of shares of the Company’s capital stock.

ARTICLE II

THE MERGER

Section 2.1            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article II.  The Merger shall have the effect provided in this Agreement and as specified in the DGCL.

Section 2.2            Closing; Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic exchange of Closing documents in lieu of an in-person Closing at 10:00 a.m. (New York City time), as promptly as practicable following the consummation of the Offer, but in any event no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”), unless this Agreement has been terminated pursuant to its terms or unless another time or manner of Closing is agreed to by the Parties in writing.  Subject to the provisions of this Agreement, (i) a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and (ii) Parent, Merger Sub and the Company shall cause the Certificate of Merger to be delivered to the DSOS for filing, in each case, as soon as practicable following the Offer Acceptance Time and concurrently with the Closing.  The Merger shall become effective upon the filing of the Certificate of Merger with the DSOS or such later time on the Closing Date as is agreed upon in writing by the Parties hereto and specified in the Certificate of Merger (such time, the “Effective Time”).  From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, franchises and be subject to all of the debts, obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided in the DGCL.

Section 2.3            Merger Without Meeting of Stockholders.  The Merger shall be governed by Section 251(h) of the DGCL.  The Parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 2.4            Governing Documents; Directors and Officers.

(a)           At the Effective Time, by virtue of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit B and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law;

(b)           At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit C and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; and

(c)           The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers of Merger Sub immediately prior to the Effective Time, until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 2.5            Conversion of Shares.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)           any Shares held by the Company shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)          any Shares irrevocably accepted for purchase in the Offer shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)         except as provided in clauses (i) and (ii) above and subject to Section 2.5(b), each Share then issued and outstanding (other than any Dissenting Shares) shall be converted into the right to receive a cash amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.9; and

(iv)         each share of common stock, $0.0001 par value per share, of Merger Sub then issued and outstanding shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           At the Effective Time, all Shares converted pursuant to Section 2.5(a)(iii) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any certificates evidencing such Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration therefor.

Section 2.6            Surrender of Certificates.

(a)           Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to this Agreement.  At the Closing, Parent shall deposit or cause to be deposited with the Paying Agent sufficient funds to pay the aggregate Merger Consideration payable in respect of the Shares (the “Payment Fund”).  To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentence, Parent and Merger Sub shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments.  The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that no such investment or losses thereon shall relieve Parent from making the payments required by this Article II or affect the amount of Merger Consideration payable in respect of the Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses.  Any and all interest or other amounts earned with respect to such funds shall be paid to Parent.  The Payment Fund shall not be used for any other purpose.  The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and the payment of the Merger Consideration in respect of the Shares.

(b)           Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive any Merger Consideration pursuant to Section 2.5(a)(iii) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal.  Upon (A) surrender to the Paying Agent of Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, as applicable, and such Certificates and Book-Entry Shares, as applicable, shall then be cancelled.  No interest shall accrue or be paid on the applicable Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.  If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing Shares are registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)           At any time following the date that is 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) as general creditors thereof with respect to the applicable Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the applicable Merger Consideration delivered in respect of such share to a public official pursuant to any applicable abandoned property, escheat or other similar Law.  If any Certificate or Book-Entry Share has not been surrendered or transferred prior to the date on which the applicable Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, then any such Merger Consideration in respect of such Certificate or Book-Entry Share shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(d)           No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

(e)           All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares.  At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.  If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for surrender or transfer, as applicable, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Section 2.6.

(f)            If any Certificate has been lost, stolen or destroyed, then, upon the making of an effective affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, which includes an agreement to indemnify and defend and hold harmless Parent, the Surviving Corporation and the Paying Agent from and against any and all costs, claims, losses, judgments, damages, counsel fees, expenses and liabilities whatsoever which each may suffer, sustain or incur in connection with (i) the inaccuracy of any statement or the breach of any representation or warranty set forth in such affidavit, and (ii) any payment for or transfer, exchange or delivery of such Certificate and such Person’s inability to locate such Certificate, and, if reasonably required by Parent, the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.9) equal to the Merger Consideration payable in respect of the Shares formerly represented by such lost, stolen or destroyed Certificate.

Section 2.7            Appraisal Rights.

(a)           Notwithstanding anything in this Agreement to the contrary, Shares (other than Shares cancelled in accordance with Section 2.5(a)(i) and Section 2.5(a)(ii)), if any, as to which the holder thereof shall have (i) properly demanded appraisal and otherwise complied with the provisions of Section 262 of the DGCL (“Section 262”) and (ii) not effectively withdrawn or lost such holder’s rights to appraisal (each, a “Dissenting Share”), shall not be converted into the right to receive the applicable Merger Consideration payable pursuant to Section 2.5, but instead at the Effective Time shall become entitled only to payment of the fair value of such Shares determined in accordance with Section 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the applicable Merger Consideration.

(b)           The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments received by the Company under Section 262, and Parent shall have the opportunity to participate (at its own expense) in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.8            Treatment of Company Options; Restricted Shares; Stock Plans.

(a)           Treatment of Options.  At the Effective Time, each option or similar right to purchase Shares (the “Company Options”), granted under any stock option plan of the Company, including the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan, the Uroplasty 2006 Amended Stock and Incentive Plan, as amended, the Vision-Sciences, Inc. 2000 Plan, the Vision-Sciences, Inc. 2003 Director Option Plan, and the Vision-Sciences, Inc. 2007 Stock Incentive Plan, as amended from time to time, or any other plan, agreement or arrangement (collectively, the “Company Stock Plans”), whether or not such Company Options are then vested or exercisable, shall be, pursuant to the terms of the relevant Company Stock Plan and the stock option agreements evidencing the Company Options, as a result of the Merger, and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as soon as practicable (but in no event more than five Business Days) following the Effective Time, an amount in cash (subject to deduction for any Taxes required to be withheld in accordance with Section 2.9) equal to the product of (A) the total number of Shares subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Shares previously subject to such Company Option.  Any Company Options for which the exercise price per share of Shares is equal to or greater than the Merger Consideration shall be cancelled without consideration.  Without limiting the foregoing, the Company and the Company Board, or a duly authorized committee thereof, shall adopt appropriate resolutions and take all necessary and appropriate action, including under the Company Stock Plans and the stock option agreements evidencing the Company Options and, to the extent necessary, using commercially reasonable efforts to obtain consent of the holders of the Company Options for which the exercise price thereof is less than the Offer Price, to effectuate the actions contemplated by this Section 2.8(a).

(b)           Treatment of Restricted Shares.  At the Effective Time, each of the restricted Shares (the “Restricted Shares”) awarded under the Company Stock Plans, whether or not such Restricted Shares are then vested or exercisable, shall be, pursuant to the terms of the relevant Company Stock Plan and the restricted stock award agreements evidencing the Restricted Shares, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Restricted Share or any other Person, cancelled and converted (without duplication of the conversion contemplated by Section 2.5(a)(iii)) into the right to receive from Parent and the Surviving Corporation as soon as practicable (but in no event more than five Business Days) following the Effective Time, an amount in cash (subject to deduction for any Taxes required to be withheld in accordance with Section 2.9) equal to the Merger Consideration payable in connection with such Restricted Shares.  Without limiting the foregoing, the Company and the Company Board, or a duly authorized committee thereof, shall adopt appropriate resolutions and take all necessary and appropriate action, including under the Company Stock Plans and the restricted stock award agreements evidencing the Restricted Shares, to effectuate the actions contemplated by this Section 2.8(b).

(c)           Termination of Company Stock Plans.  After the Effective Time, all Company Stock Plans shall be terminated and no further Company Options, Restricted Shares or other rights with respect to Shares shall be granted thereunder.

Section 2.9            Withholding.  Each of the Company, Parent, the Surviving Corporation, and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under any applicable provisions of federal, state, local or foreign Tax Law (including the Code).  To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10          Further Action.  The Parties shall take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL.  If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed or furnished with the SEC since March 31, 2015 and publicly available prior to the date hereof (without giving effect to any amendment to any such document filed on or after the date hereof and excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are similarly predictive or forward-looking in nature), or in the applicable section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent or where specifically cross-referenced and that nothing in the Company SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties set forth in Sections 3.1, 3.2, 3.3 or 3.28), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Expiration Date (other than with respect to those representations and warranties that by their terms speak as of some other date, which representations and warranties are made only as of such date), as set forth below:

Section 3.1            Qualification, Organization, etc.  Except as set forth on Section 3.1 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business, in all material respects, as presently conducted.  Except as set forth on Section 3.1 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is qualified to do business and, with respect to jurisdictions that recognize the concept of good standing, is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.  The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Certificate and the Company Bylaws as amended to the date hereof.  The Company Certificate and the Company Bylaws are in full force and effect and the Company is not in violation of either the Company Certificate or, in any material respects, the Company Bylaws.

Section 3.2            Capitalization, Subsidiaries.

(a)           The authorized capital stock of the Company consists of 100,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of March 6, 2018 (the “Company Capitalization Date”), (i) 60,905,666 Shares were issued and outstanding, including 476,619 Restricted Shares, (ii) 2,545,963 Shares were subject to outstanding Company Options, (iii) 139,738 Shares (in addition to the Shares subject to outstanding Company Options) were reserved and available for issuance of equity awards pursuant to the Company Stock Plans and (iv) no shares of preferred stock were issued and outstanding.  All the outstanding Shares that have been issued, and all the Shares that may be issued pursuant to any outstanding award under any Company Stock Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  Section 3.2(a) of the Company Disclosure Schedule contains a correct and complete list, as of the Company Capitalization Date, of all outstanding Company Options and Restricted Shares, including, in each case, the name of the Company Stock Plan under which such Company Options or Restricted Shares were granted, the name of the holder, and the exercise price of such Company Options.

(b)           Except as set forth in Section 3.2(a) above or on Sections 3.2a) or 3.2b) of the Company Disclosure Schedule or, to the extent permitted by the express terms of this Agreement, (i) as of the date of this Agreement, the Company does not have any shares of capital stock issued or outstanding other than the Shares that were outstanding on the Company Capitalization Date or that have become outstanding after the Company Capitalization Date but were reserved for issuance as set forth in Section 3.2(a) above as of the Company Capitalization Date, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of the Company Subsidiaries is a party or otherwise obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any Shares or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Company Subsidiary), (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any Shares or other equity interests, or (D) make any payment to any Person the value of which is derived from or calculated based on the value of the Shares.  Since the Company Capitalization Date until the date of this Agreement, the Company has not granted any equity or equity-based award to any of the directors, employees or independent contractors of the Company or any Company Subsidiaries.

(c)           Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, all the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Liens set forth in the applicable Company Subsidiary’s organizational documents made available to Parent or otherwise imposed by applicable securities Laws).  Section 3.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries.

Section 3.3             Corporate Authority Relative to this Agreement; No Violation; Governmental Authorizations.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board or a duly authorized committee thereof and except for the filing of the Certificate of Merger with the DSOS, no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the consummation of the Transactions.  At a meeting duly called and held prior to the execution of this Agreement, at which all directors of the Company were present and voted in favor, the Company Board duly adopted resolutions (i) declaring that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and the stockholders of the Company, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein and of the DGCL, in each case subject to Section 5.2, (iii) assuming the accuracy of the representations and warranties contained in Section 4.8, taking all actions necessary so that the restrictions on “business combinations” contained in Section 203 of the DGCL will not apply with respect to or as a result of the Offer, the Merger, this Agreement, the Tender and Support Agreements and the Transactions, and (iv) making the Board Recommendation; and such board resolutions have not been rescinded, modified or withdrawn in any way.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, Enforceable against the Company.

(b)          Assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 4.8, no party to this Agreement or the Tender and Support Agreements is an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL.  No provision of the Company Governing Documents (i) requires a vote of the stockholders of the Company to approve the Offer, this Agreement or the consummation of the Merger and the other Transactions or (ii) prohibits the Company and Parent from completing the Merger pursuant to Section 251(h) of the DGCL.  Immediately prior to the Company’s execution of this Agreement, the Shares are listed on a national securities exchange or are held of record by more than 2,000 holders.

(c)           The execution and delivery by the Company of this Agreement do not, and, except as set forth on Section 3.3(c) of the Company Disclosure Schedule, the consummation of the Transactions and compliance with the provisions of this Agreement by the Company will not, (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation under any Contract binding upon the Company or any of the Company Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary (iii) conflict with or violate any Laws or Orders applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (iv) result in the creation or imposition of any Lien on any asset of the Company or a Company Subsidiary, other than, in the case of clauses (i) or (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, with or without notice of lapse of time, or both, require the consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the DSOS, (ii) compliance with the applicable requirements of the Exchange Act and the Securities Act or any other applicable U.S. state or federal or foreign securities Laws, (iii) filings with the SEC as may be required by the Company in connection with this Agreement and the Transactions, (iv) such filings as may be required under the rules and regulations of NASDAQ, and (v) compliance with any applicable requirements of the HSR Act and (vi) where the failure to obtain such consents, approvals, authorizations or permits of or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole, or prevent or materially delay, or reasonably be expected to prevent or materially delay, the Offer or the Merger or performance by the Company to perform its obligations under this Agreement.

Section 3.4            Reports and Financial Statements.

(a)           From January 1, 2014, the Company has filed or furnished all registration statements, prospectuses, forms, definitive proxy statements, schedules, statements, documents and reports with the SEC required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing or furnishing, collectively, the “Company SEC Documents”).  As of their respective dates, or, if supplemented, modified or amended, as of the date of (and giving effect to) the last such supplement, modification or amendment, the Company SEC Documents complied (or, with respect to Company SEC Documents filed after the date hereof, will comply), in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, with respect to Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.  The Company has made available (by public filing with or furnishing to the SEC or otherwise) to Parent true, correct and complete copies of all material written correspondence since January 1, 2014 between the SEC, on the one hand, and the Company or any Company Subsidiary, on the other hand.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(b)           Each of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) when filed complied, or will comply, as the case may be, as to form, in all material respects, with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and was prepared in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by applicable securities Laws) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)           The Company and each Company Subsidiary has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that is sufficient, in all material respects, to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ assets.  The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.  The management of the Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act.  No current or former attorney representing the Company or any Company Subsidiary has reported in writing evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning ascribed to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect as of the date of this Agreement.

(d)           Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate, in all material respects, as of the date such certifications were made.

Section 3.5            Books and Records.  The books and records of the Company and each Company Subsidiary have been, and are being, fully, properly and accurately maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.  The minute books of the Company and each Company Subsidiary, all of which have been made available by the Company to Parent, contain materially accurate reflections of all corporate actions held or taken of their respective stockholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

Section 3.6            No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of September 30, 2017 included in the Company SEC Documents filed or furnished and publicly available prior to the date hereof (such balance sheet, the “Company Balance Sheet”), (b) for liabilities incurred in the ordinary course of business since September 30, 2017, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Company Subsidiary has any material liabilities of any nature, whether or not accrued, contingent or otherwise.  For purposes of this Section 3.6, the term “liabilities” shall not include liabilities or obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract (but, for the avoidance of doubt, does include liabilities arising from any failure to perform under or comply with any applicable Law, action, judgment or Contract).

Section 3.7            Off-Balance Sheet Arrangements.  Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

Section 3.8            Compliance with Laws; Permits.

(a)           The Company and each Company Subsidiary is and, at all times since January 1, 2014, has been in compliance, in all material respects, with, and is not, in any material respect, in default under or in violation of, any Laws applicable to the Company, such Company Subsidiaries or any of their respective properties or assets.  Since January 1, 2014, no Governmental Entity has issued any notice or notification stating that the Company or any of the Company Subsidiaries is not in compliance, in any material respect, with any Law.  No investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct any such investigation or review.

(b)           The Company and the Company Subsidiaries are and, at all times since January 1, 2014, have been in possession of all authorizations, licenses, permits, certificates, variances, exemptions, orders, registrations, clearances, consents and approvals of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, in all material respects, or have been conducted (the “Company Permits”).  All Company Permits are in full force and effect and the Company and each Company Subsidiary is, and at all times since January 1, 2014 has been, in compliance, in all material respects, with all Company Permits.  To the Knowledge of the Company, no suspension, modification, revocation or cancellation of any of the Company Permits is pending or threatened.

Section 3.9            Environmental Matters.  The Company and the Company Subsidiaries are now and, at all times since during the previous five years, have been in compliance, in all material respects, with all applicable Environmental Laws.  There has not, at any time during the previous five years, been any Release by the Company or Company Subsidiaries of Hazardous Substances in, on, under or from the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to result in any material liability to the Company or Company Subsidiaries under Environmental Laws.  Neither the Company nor any of the Company Subsidiaries has at any time during the previous five years received any written notice, demand, or claim alleging that the Company or any of the Company Subsidiaries are in violation of or subject to liability under any Environmental Law.  Except with regard to the existence of the Environmental Permits, neither the Company nor any of the Company Subsidiaries is subject to any Order, indemnity obligation or  Legal Proceeding, in each case, imposing material liability under applicable Environmental Law.  The Company has all of the Environmental Permits required under applicable Environmental Law for the conduct and operation of its business as now being conducted, in all material respects, and is and has been, at all times during the previous five years, in compliance, in all material respects, with such Environmental Permits.

Section 3.10           Employee Benefit Plans.

(a)           Section 3.10(a) of the Company Disclosure Schedule sets forth, as of the date hereof, each material employee benefit plan (as defined in Section 3(3) of ERISA) and each material bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors, independent contractors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary and with respect to which the Company or any Company Subsidiary may have any liability (together, the “Company Benefit Plans”; Company Benefit Plans other than those marked with an asterisk on Section 3.10(a) of the Company Disclosure Schedule are “U.S. Company Benefit Plans”).  With respect to each Company Benefit Plan, the Company has made available to Parent true, correct and complete copies of in each case, to the extent applicable, (i) all plan documents, summary plan descriptions (or, to the extent a summary plan description is not required under ERISA for such Company Benefit Plan, a description of the benefits), summaries of material modifications (if applicable), and amendments related to such plans and any related trust agreement, custodial agreement, service agreement and insurance policy, (ii) the three most recent Form 5500 Annual Reports (including all schedules), to the extent applicable, (iii) the three most recent audited financial statements, to the extent applicable, (iv) the most recent determination or opinion letter received from the Internal Revenue Service, to the extent applicable (v) the most recent IRS Forms 1094 and Form 1095, if any, (vi), the three most recent years of compliance testing information for each such Company Benefit Plan, to the extent applicable, and (vii) all material filings and correspondence with any Governmental Entity, if any.

(b)           (i) Each of the Company Benefit Plans has been operated and administered in compliance, in all material respects, in accordance with the terms of each such Company Benefit Plan, the terms of any applicable collective bargaining agreement and all applicable Laws, including, ERISA, the Code and in each case the regulations thereunder, (ii) no U.S. Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) no U.S. Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law, (iv) no liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or any of their respective ERISA Affiliates, and no condition exists that would cause the Company, any Company Subsidiary, or, to the Knowledge of the Company, the Surviving Corporation or any of their ERISA Affiliates to incur a liability thereunder, (v) no U.S. Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (vi) all contributions or other amounts payable by the Company or any Company Subsidiary pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards, (vii) neither the Company nor any Company Subsidiary has engaged in a transaction in connection with which the Company or any Company Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, or a civil penalty or tax imposed by non-U.S. Laws, (viii) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration, or investment of the assets, of any Company Benefit Plan, where such breach or failure could result in liability to the Company, any Company Subsidiary, or the Surviving Corporation or any of their ERISA Affiliates, and (ix) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) with respect to the administration, or investment of the assets, of any Company Benefit Plan or on behalf of or against any of the Company Benefit Plans or any trusts related thereto and, to the Knowledge of the Company, there is no basis for any such claims, actions, investigations or audits.

(c)           Each U.S. Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that it is so qualified or is entitled to rely on an opinion letter issued to a prototype sponsor, and nothing has occurred since the date of the determination or opinion letter that could adversely affect the qualified status of any such U.S. Company Benefit Plan.  Each such U.S. Company Benefit Plan has been timely amended to reflect the provisions of all applicable Laws in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Section 401(b) of the Code (including, if applicable, any extension of the remedial amendment period) has not expired and there are no plan document failures, operational failures, demographic failures or employee eligibility failures which have not been corrected within the meaning of Rev. Proc. 2013-12 (or any successor revenue procedure or guidance) with respect to any such U.S. Company Benefit Plan.

(d)           No act or omission has occurred, or will occur upon the Closing of the Transactions, and no condition exists with respect to any U.S. Company Benefit Plan that would subject the Company, the Company Subsidiaries, the Surviving Corporation, the Parent, Merger Sub or any affiliates to any fines, penalties, Taxes or other liabilities imposed under ERISA or the Code, including Code Section 4980H.

(e)           Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company, any Company Subsidiary or the Surviving Corporation under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(f)           The Company has delivered as of the date hereof to Parent a true, correct and complete list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and Company Subsidiaries and (i) the Company’s estimate of the maximum amount (separately identifying single and double-trigger amounts and tax gross-up payments, if any) that could be paid to such disqualified individual as a result of any of the Transactions (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based.  To the extent such information changes, the Company will promptly provide such updated information to Parent.

(g)           Each Company Benefit Plan, including any related service or investment contract, may be amended or terminated without material penalty and will not result in any material liability to the Company, any Company Subsidiary, the Surviving Corporation, the Parent, Merger Sub or their respective affiliates for any amendment or termination, including any amendment or termination in connection with this Agreement.

(h)           Section 3.10(h) of the Company Disclosure Schedule sets forth (i) the aggregate number of Shares that are subject to Company Options, and (ii) the aggregate number of Restricted Shares, in each case as of the Company Capitalization Date.

(i)            The compensation committee of the Company Board (each member of which the Company Board has determined is an “independent director” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) duly adopted resolutions approving each employment, compensation, severance and employee benefit agreement, arrangement or understanding entered into on or before the date hereof by the Company or any of its affiliates with directors, officers or employees of the Company and its affiliates as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act; and (ii) has taken all other actions and made all other determinations necessary or advisable to ensure that any such arrangements fall within the safe harbor provisions of Rule 14d-10(d).

Section 3.11          Absence of Certain Changes or Events.

(a)           From September 30, 2017 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b)           Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, from September 30, 2017 through the date of this Agreement, (i) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business, (ii) neither the Company nor any Company Subsidiary has taken any action that would have constituted a breach of Section 5.1 had such action been taken after the execution of this Agreement without the prior consent of Parent and (iii) neither the Company nor any Company Subsidiary has (A) increased the compensation of employees (other than regularly scheduled increases for employees who are not executives or senior managers), other than as provided for in any written agreements, (B) adopted, amended or terminated any Company Benefit Plan or (C) made or guaranteed to make any loans to any employee, director, officer or shareholder.

Section 3.12          Title to Assets.  The Company and each Company Subsidiary owns, and has good and valid title to, all tangible assets purported to be owned by it on the Company Balance Sheet.  All of said assets are owned by the Company or one of the Company Subsidiaries free and clear of any Liens, except for (a) Company Permitted Liens and (b) Liens described on Section 3.12 of the Company Disclosure Schedule.  The Company or one of the Company Subsidiaries is the lessee of, and holds valid and enforceable leasehold interests in, all assets purported to have been leased by them on the Company Balance Sheet.  The Company and each Company Subsidiary collectively have sufficient title or rights to use its material tangible properties and tangible assets to conduct its respective businesses as currently conducted.

Section 3.13          Litigation; Orders.  There is no Legal Proceeding (a) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (including by virtue of indemnification) or their respective assets or properties, or (b) pending or, to the Knowledge of the Company, threatened against any executive officer or director of the Company or any Company Subsidiary (in their capacity as such) that, in either case, would, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted or the Transactions.  Neither the Company nor any Company Subsidiary is subject to any outstanding judgment, order, decision, writ, injunction, decree, stipulation, legal or arbitration award, ruling or other finding or agency requirement or settlement agreement (each, an “Order”) that, individually or in the aggregate, would reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted or the Transactions.

Section 3.14          Tax Matters.

(a)           All Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b)          The Company and the Company Subsidiaries have paid all material Taxes due and owing by any of them, including any material Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries.

(c)           Since the date of the latest financial statements of the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice.

(d)           No deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed in writing by any Tax authority, except for deficiencies that have been paid or otherwise resolved.

(e)           There is no audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any Company Subsidiary, pending or threatened in writing or otherwise to the Knowledge of the Company.

(f)            Neither the Company nor any Company Subsidiary has currently in effect any waiver of any statute of limitations with respect to Taxes or agreement to any extension of time with respect to a Tax assessment or deficiency.

(g)           No claim has been made by a Tax authority in a jurisdiction where the Company or any Company Subsidiary does not file income or franchise Tax Returns that the relevant Company or Company Subsidiary is or may be subject to taxation by that jurisdiction, other than such claims that have been resolved.

(h)           No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Tax authority with respect to the Company or any Company Subsidiary which will be binding following the Closing, and no such agreements or rulings have been applied for and are currently pending.

(i)            Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Code Section 481 or Code Section 108(i) or comparable provisions of state, local or foreign Tax law, or for any other reason.

(j)            Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

(k)           Neither the Company nor any Company Subsidiary:  (i) is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); (ii) is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement that will continue in effect after the Closing (other than any customary Tax indemnification provisions in ordinary course commercial agreements or other arrangements that are not primarily related to Taxes); (iii) or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee, successor, by contract or otherwise.

(l)            There are no Liens for Taxes upon any property or assets owned by the Company or any Company Subsidiary, except for the Company Permitted Liens.

(m)          Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law).

(n)           Neither the Company nor any Company Subsidiary (i) is or has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) is or has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) is or has engaged in a trade or business, has or had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(o)           No foreign Company Subsidiary (i) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected it to United States federal, state or local Tax; or (ii) holds assets which constitute U.S. property within the meaning of Section 956 of the Code.

(p)           All related party transactions involving the Company and any Company Subsidiary have been conducted at arm’s length in compliance with Code Section 482 and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

Section 3.15          Labor Matters.

(a)           The Company has provided to Parent a true, correct and complete list of employees that includes the following as of February 28, 2018: names/employee numbers, applicable employer (Company or Company Subsidiary), current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status and, with respect to any employee in the United States, each such employee’s treatment by the Company or Company Subsidiary as exempt or non-exempt from the application of state and federal wage and hour Laws relating to the payment of overtime.  The Company and each Company Subsidiary has withheld all amounts required by Law or agreement to be withheld from the wages or salaries of, and other payments to, its employees and any former employees and is not liable for any arrearage of wages, salaries or other payments to such employees and any former employees or any Taxes or penalties for failure to comply with any of the foregoing.

(b)           As of the date hereof, (i) neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other material Contract with a labor union or labor organization, (ii) neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage, and (iii) to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(c)           The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary.

(d)           The businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection, and information security of employee information.

(e)           There are no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Entity.  The Company and Company Subsidiaries are not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to labor, employees or employment practices.

(f)            The Company and Company Subsidiaries are in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices that relate to employees or Recently Terminated Employees, including, as applicable to such Company or Company Subsidiary, the following:  terms and conditions of employment of employees and prospective employees including background checks under the Fair Credit Reporting Act and applicable state Laws; wages and hours (including classification of employees as exempt or non-exempt); meal periods and rest breaks; paid time off and sick leave; wage payments and wage statements; workers’ compensation; unemployment insurance; reasonable accommodations; social security contributions; pay equity; harassment or discrimination in employment; retaliation; human rights; immigration; termination; wrongful discharge; collective bargaining; fair labor standards; leave; classification of employees and independent contractors; occupational health and safety; and personal rights. As used in the prior sentence, “Recently Terminated Employees” means any employee of the Company or any Company Subsidiary whose employment terminated on or after January 1, 2014.  Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, there are no actions, suits, claims, investigations or other Legal Proceedings against the Company or Company Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, in connection with the employment of any current or former employee of the Company or Company Subsidiaries, including any claim relating to unfair labor practices, unfair dismissals, breaches of equality legislation, affirmative action, background checks, employment discrimination, harassment, retaliation, classification of employees and independent contractors, compliance with occupational health and safety standards, equal pay or any other employment related matter arising under applicable Laws.

(g)           To the Knowledge of the Company, the Company and the Company Subsidiaries do not have any liability, whether absolute or contingent, direct or indirect, including any obligations under any Company Benefit Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee or with respect to any employee “leased” from another entity.  No person (including any leased employee (as defined in Section 414(n) of the Code) or independent contractor) who is not an employee of the Company or a Company Subsidiary is permitted to participate or participates in any Company Benefit Plan.

(h)           There are no uninsured workers’ compensation claims pending or threatened against the Company or Company Subsidiaries and, to the Knowledge of the Company, the Company, the Company Subsidiaries and the Surviving Corporation will not become liable for any retroactive workers’ compensation insurance premiums relating to any period of time prior to the date of this Agreement.

(i)            Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, no employees, officers, directors or stockholders of the Company or the Company Subsidiaries are subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind with the Company or a Company Subsidiary that is unenforceable in the applicable jurisdiction where such employee, officer, director, or shareholder is located or would in any way impede their ability to carry out fully all activities of such Person in furtherance of the businesses of the Company, the Company Subsidiaries and the Surviving Corporation.

(j)            The eligibility for employment of each employee under applicable immigration laws have been reviewed by the Company or Company Subsidiary and a properly completed Form I-9 is on file with the Company or Company Subsidiary for each employee for whom a Form I-9 is required.  The Company and Company Subsidiaries (to the extent applicable to such Company Subsidiary) have complied with the U.S.  Immigration and Nationality Act, as amended from time to time and, to the Knowledge of the Company, there is no basis for any claim that the Company, any Company Subsidiary or the Surviving Corporation is not in compliance with the terms thereof.

(k)           To the Knowledge of the Company, the Company and Company Subsidiaries have not incurred any liability under, and (to the extent applicable) have complied in all respects with, the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder and similar state Laws (collectively, “WARN”).  The Company and Company Subsidiaries have not given, and have not been required to give, any notice under WARN to any employee or taken any action that would constitute a “plant closing” or “mass layoff” as such terms are defined in WARN, in each case within 90 days prior to the date of this Agreement.

(l)            No employee of the Company or any Company Subsidiary is entitled to any accrued vacation, benefits or deferred compensation that is not properly reflected on the consolidated financial statements of the Company.

Section 3.16          Intellectual Property.

(a)           Section 3.16(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all of the following U.S. and foreign Intellectual Property owned, purported to be owned, or exclusively licensed by the Company or a Company Subsidiary: (i) in force patents and pending patent applications and expired priority applications related thereto; (ii) trademark registrations, trademark applications; and (iii) registered copyrights and copyright applications (collectively, the “Material Intellectual Property”).

(b)           Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, (i) the Company or a Company Subsidiary owns or, to the Knowledge of the Company, has the right to use all Material Intellectual Property and all other Intellectual Property used by the Company or any Company Subsidiary in the conduct of the Company’s or a Company Subsidiary’s business, free and clear of all Liens (other than pursuant to any License Agreement), (ii) to the extent the Material Intellectual Property is owned, rather than licensed, by the Company or any Company Subsidiary, as of the Effective Time, the Company or a Company Subsidiary is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each patent, application and registration listed in Section 3.16(a) of the Company Disclosure Schedule, and (iii) any Material Intellectual Property owned by the Company or a Company Subsidiary is in full force and effect and has not been cancelled, expired or abandoned.

(c)           Section 3.16(c) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all material agreements to which the Company or a Company Subsidiary is a party (other than agreements providing the right to a third party to use any Intellectual Property solely to perform activities for the benefit or on behalf of the Company or a Company Subsidiary), (i) granting or obtaining any right to use or practice any rights under any Material Intellectual Property or, to the Knowledge of the Company, any other Intellectual Property (other than readily available “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements), or (ii) restricting the Company’s or a Company Subsidiary’s rights to use any Material Intellectual Property or, to the Knowledge of the Company, any other Intellectual Property owned by the Company or a Company Subsidiary, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants by Company or a Company Subsidiary not to sue a third party (collectively, the “License Agreements”).  No royalties or other fees are payable by the Company or a Company Subsidiary to any third parties for the use of or right to use any Material Intellectual Property or, to the Knowledge of the Company, any other Intellectual Property used by the Company or any Company Subsidiary except pursuant to the License Agreements or readily available “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements.  The License Agreements are valid and binding obligations of the Company or a Company Subsidiary.  There exists no Effect which will result in a material breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or a Company Subsidiary or, to the Knowledge of the Company, the other party thereto, under any such License Agreements.

(d)          The Software owned by the Company or a Company Subsidiary was developed by (i) employees of the Company or a Company Subsidiary or (ii) independent contractors who have created such Software as “work for hire” (as such term is defined in 17 U.S.C. § 101) and/or assigned and/or licensed their rights in such Software to the Company or a Company Subsidiary by written agreement.

(e)           Except for ordinary communications from patent offices in relevant jurisdictions relating to patent prosecution, there is no pending or, to the Knowledge of the Company, threatened claim, suit, arbitration or other adversarial Legal Proceeding before any court, agency, arbitral tribunal, or registration authority, in any jurisdiction, and neither the Company nor a Company Subsidiary have received written or oral notice regarding any of the foregoing, involving the Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary or, to the Knowledge of the Company, the Intellectual Property licensed to the Company or a Company Subsidiary, and none of the aforementioned Legal Proceedings challenged the validity, ownership or use of any such Intellectual Property.

(f)           No Company Product violates, or would reasonably be expected to violate, any license, or infringes, or would reasonably be expected to infringe, any rights, to Intellectual Property of any other Person (either directly or indirectly, such as through contributory infringement or inducement to infringe), and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has infringed any Intellectual Property of any other Person. Neither the Company nor any Company Subsidiary has received any written or oral communications alleging that the Company or any Company Subsidiary has violated or, by conducting their respective businesses, would infringe, misappropriate, dilute, violate or otherwise use without authorization, any of the Intellectual Property of any other Person.

(g)           To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Material Intellectual Property owned by the Company or a Company Subsidiary and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by the Company or a Company Subsidiary.

(h)           The Company and the Company Subsidiaries take reasonable measures to protect the confidentiality of trade secrets, including requiring all employees and other parties having access thereto to execute written confidentiality and non-disclosure agreements (true, correct and complete copies of which have been retained).  To the Knowledge of the Company, no trade secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a written confidentiality and non-disclosure agreement.  To the Knowledge of the Company, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof.

(i)            Except as set forth in Section 3.16(i) of the Company Disclosure Schedule, (i) the consummation of this Agreement will not result in the loss or impairment of the Surviving Corporation’s rights to own, use, or bring any action for the infringement of any of the Material Intellectual Property owned by the Company or a Company Subsidiary, nor will such consummation require the consent of any third party with respect to any Material Intellectual Property and (ii) to the Knowledge of the Company, the consummation of the Transactions will not result in the loss or impairment of the Surviving Corporation’s rights to own, use, or bring any action for the infringement of any of the other Intellectual Property owned by the Company or a Company Subsidiary, nor will such consummation require the consent of any third party in respect of any other Intellectual Property currently used by the Company or a Company Subsidiary in the conduct of the Company’s or a Company Subsidiary’s business.  Except as provided in any Material Contract or for the benefit of the Company, to the Knowledge of the Company, no current or former director, officer, employee, contractor or consultant of the Company or a Company Subsidiary (or any of its predecessors in interest) will, after giving effect to the Transactions, own or retain any rights to use any of the Material Intellectual Property.

(j)            Each of the patent rights owned, or purported to be owned, by the Company or any Company Subsidiary properly identifies each and every inventor of the claims thereof as determined in accordance with the law of the jurisdiction in which such patent issued or is pending.

(k)           The Material Intellectual Property owned, or purported to be owned, by the Company and the Company Subsidiaries is valid and enforceable.

(l)           All material prior art of which the Company or any Company Subsidiary was aware during the pendency of any application relating to any patent owned, or purported to be owned, by the Company or any Company Subsidiary was properly filed with the patent authorities in the applicable jurisdiction in which such application was pending. For all such patents, each of the Company, the Company Subsidiaries and their respective Representatives have met their respective duties of candor as required under 37 C.F.R. 1.56 and complied with analogous Laws outside the United States requiring disclosure of references. To the Knowledge of the Company, there are no published patent applications or issued patents, articles or other prior art references, or any other prior art or material information, that could reasonably be expected to prevent the issuance of any patent application filed by or on behalf of Company or any Company Subsidiary.

(m)          Each current and former employee and individual contractor of the Company who is or was involved in the creation or development of any Intellectual Property owned, or purported to be owned, by the Company or any Company Subsidiary has executed and delivered (and to the Knowledge of the Company, is in compliance with) an employment or consulting agreement or other Contract containing nondisclosure and assignment provisions.

(n)           Neither the Company nor any Company Subsidiary is using, and it will not be necessary for any of them to use, (i) any inventions of any of their past or present employees or individual contractors (or people currently intended to be hired) made prior to or outside the scope of their employment or consulting agreement by the Company or applicable Company Subsidiary or (ii) any confidential information or trade secret of any former employer of any such Person.

Section 3.17          Real Property.

(a)           Section 3.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property and interests in real property owned by the Company or any Company Subsidiary as of the date hereof (such real property, collectively, the “Company Owned Real Property”).  Either the Company or a Company Subsidiary has valid title to the Company Owned Real Property, free and clear of all Liens, other than Company Permitted Liens.  Neither the Company nor any Company Subsidiary holds any contractual right, option or obligation to acquire any real property.  Neither the Company nor any Company Subsidiary has received any written notice of any condemnation, requisition or taking by a Governmental Entity with respect to any Company Owned Real Property, nor, to the Knowledge of the Company, has any such condemnation, requisition or taking been threatened in writing or contemplated, and there are no unexpired option agreements, rights of first refusal or similar rights with respect to the Company Owned Real Property.

(b)           Section 3.17(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each lease, sublease, and license (including all amendments thereof or modifications thereto) under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property (such real property the “Company Leased Real Property” and such leases, subleases or other agreements, the “Real Property Leases”).  Except for the Real Property Leases, neither the Company nor any Company Subsidiary is a party to any other lease, sublease, or license for the occupancy of real property.  Except as set forth on Section 3.17 of the Company Disclosure Schedule, each Real Property Lease is valid, binding and in full force and effect and Enforceable without penalty, acceleration, landlord consent, termination, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions.  There is no uncured default on the part of the Company or, if applicable, any Company Subsidiary under any Real Property Lease, and, to the Knowledge of the Company, there is no uncured default on the part of the landlord under any Real Property Lease.  Except as set forth on Section 3.17 of the Company Disclosure Schedule, the Company and each Company Subsidiary has a good and valid leasehold interest in the Company Leased Property, subject to the terms of the Real Property Lease applicable thereto.

Section 3.18          Material Contracts.

(a)           Section 3.18 of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of each Contract (other than this Agreement) described below in this Section 3.18(a) between the Company or any Company Subsidiary, on the one hand, and any other Person on the other hand, that is in force as of the date of this Agreement (all Contracts of the type described in this Section 3.18(a), along with any “material contract,” as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act, are referred to herein as the “Company Material Contracts”):

(i)           any Contract that limits in any respect the freedom of the Company or any Company Subsidiary to compete in any line of business, area or geographic region, or with any Person, including any Contract that requires the Company or any Company Subsidiary to work exclusively with any Person in any area or geographic region, that restricts hiring or soliciting for hire the employees or contractors of any Person or which by its terms would so limit the freedom of Parent and the Company Subsidiaries after the Effective Time;

(ii)          any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract;

(iii)         any Contract that (A) grants any exclusive rights to distribute or resell the current products and services of the Company or any Company Subsidiary to any Person, (B) grants to any Person any rights of first refusal, rights of first negotiation or similar rights with respect to the current products and services of the Company or any Company Subsidiary or Material Intellectual Property, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any Company Subsidiaries’ requirements from any Person, where the aggregate purchase price for the goods under such Contract was in excess of $50,000 during the fiscal year ended December 31, 2017, or (D) grants to any Person “most favored nation” pricing with respect to the current products and services of the Company or any Company Subsidiary, or (E) contains pricing commitments with respect to future purchasers by any Person of the products or services of the Company or any Company Subsidiary for more than $50,000 in the 12-month period following the date hereof

(iv)         any Contract for the sale of products, equipment or other assets or services of the Company or any Company Subsidiary which is reasonably expected to involve payment to the Company or the Company Subsidiaries (collectively) in excess of $100,000 over the remaining term of such Contract, or which involved payment to the Company or the Company Subsidiaries (collectively) in excess of $100,000 during the fiscal year ended December 31, 2017;

(v)          any Contract for the purchase of products, equipment or other assets or services by the Company or any Company Subsidiary which is reasonably expected to involve payment by (or on behalf of) the Company or the Company Subsidiaries (collectively) in excess of $100,000 over the remaining term of such Contract, or which involved payment (or on behalf of) by the Company or the Company Subsidiaries (collectively) in excess of $100,000 during the fiscal year ended December 31, 2017;

(vi)         any Contract (A) with a group purchasing organization or (B) with a Governmental Entity; or (C) pursuant to which the Company or any Company Subsidiary has agreed to provide goods or services to a prime contractor where the end customer is a Governmental Entity;

(vii)        any Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into in the past three years;

(viii)       any Contract that contains indemnities (other than Contracts the primary purpose of which is not such indemnities), “earn-out” or other contingent payment or similar obligations that would reasonably be expected to result in the receipt or making of future payments in respect of such obligations in excess of $100,000 in the 12-month period following the date hereof;

(ix)         any Contract under which the Company or any Company Subsidiary has advanced or loaned any other Person amounts in excess of $50,000;

(x)           any Contract relating to outstanding Indebtedness of the Company or the Company Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $100,000 other than (A) Contracts solely among the Company and any Company Subsidiary and (B) any Contracts relating to Indebtedness included in the consolidated financial statements in the Company SEC Documents and which are publicly available prior to the date hereof in unredacted form as an exhibit to such Company SEC Documents;

(xi)          any Contract pursuant to which the Company or a Company Subsidiary is (A) the lessee of, or holds or operates, personal property owned by any other Person, in each case, with annual payments by the Company or a Company Subsidiary in excess of $100,000, or (B) the lessor of, or permits any third party to hold or operate, any real or personal property owned or controlled by the Company or any Company Subsidiary, in each case, with annual payments to the Company or a Company Subsidiary in excess of $100,000;

(xii)         any Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly-owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(xiii)        any Contract (other than readily available, “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant by a third party not to sue the Company or any Company Subsidiary or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to the conduct of the Company’s or any Company Subsidiary’s business;

(xiv)       any Contract under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant by the Company or any Company Subsidiary not to sue or right to enforce or prosecute any patents) with respect to any Intellectual Property owned by the Company or a Company Subsidiary, which Contract is material to the Company or any Company Subsidiary;

(xv)        any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xvi)       any collective bargaining agreement or other Contract with any labor union;

(xvii)      any Contract relating to employment or compensation of any employee (A) with an aggregate annual salary and cash bonus in excess of $150,000 or containing any change-in-control, severance payment obligations or similar payment, or (B) that is not terminable at will; and

(xviii)     any Contract involving the settlement of any Legal Proceeding or threatened Legal Proceeding (or series of related, claims actions or proceedings) that involves payments after the date hereof in excess of $100,000.

(b)          The Company has made available to Parent true, correct and complete copies of all Company Material Contracts, including any amendments thereto.  Except as set forth on Section 3.18(b) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is in material breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or default under the terms of any Company Material Contract, (ii) each Company Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, Enforceable against the Company or Company Subsidiary, as the case may be, and to the Knowledge of the Company, against the other party or parties thereto, (iii) each Company Material Contract, upon consummation of the Offer and the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence, except as, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, (iv) the Company has no Knowledge of, or has received written notice of, any breach or default under any Material Contract, and (v) neither the Company nor any Company Subsidiary has received any written notice from any other party to any such Company Material Contract of such party’s intention to terminate, or not renew, any such Company Material Contract, and to the Knowledge of the Company such parties to such Company Material Contracts do not intend to terminate, or not renew, any such Company Material Contract.

Section 3.19          Insurance.  All insurance policies that cover the Company or any Company Subsidiary (collectively, the “Insurance Policies”) are, in all material respects, in full force and effect and are valid and Enforceable, and all premiums due thereunder have been paid.  The Company and the Company Subsidiaries have otherwise complied in all material respects with all of their respective obligations under each of the Insurance Policies and the Company has no Knowledge of any reason or state of fact that would reasonably be expected to result in a cancellation of such Insurance Policies.  As of the date hereof, (a) no written disallowance of, or reservation of rights letter with respect to, any claim under any material Insurance Policy has been received by the Company or any of the Company Subsidiaries and (b) no insurer has threatened in writing (or, to the Knowledge of the Company, threatened orally) to cancel any such policy (other than in connection with normal renewals of any such Insurance Policies).  All claims or lawsuits covered by any of the Insurance Policies have been properly reported to and accepted by the applicable insurer.  Neither the Company nor any of the Company Subsidiaries has incurred any material losses which are covered by an Insurance Policy and with respect to which the Company or its Subsidiary has not properly asserted a claim under such applicable Insurance Policy with respect to such losses.  The Company and the Company Subsidiaries, and their respective assets and properties, are insured in amounts no less than as required by (i) applicable Law and (ii) any Contract to which the Company or any Company Subsidiary is a party or to which their respective assets are otherwise subject.  Each insurable asset of the Company and the Company Subsidiaries is at the date of this Agreement, insured to its full replacement value.

Section 3.20          Customers and Suppliers.

(a)           Section 3.20(a) of the Company Disclosure Schedule sets forth a list showing the 25 largest customers of the Company and the Company Subsidiaries, taken as a whole, determined by gross sales during each of the 12-month periods ending on December 31, 2017 and December 31, 2016 (each, a “Significant Customer”).  Except as expressly noted on Section 3.20(a) of the Company Disclosure Schedule, no Significant Customer has given notice to the Company or any Company Subsidiary in writing of its intention to (i) terminate its relationship with, or otherwise stop or materially reduce purchasing products from, the Company or any Company Subsidiary, as applicable, or (ii) materially change the terms and conditions on which it purchases products from the Company or such Company Subsidiary, as applicable, in a manner materially adverse to the Company or such Company Subsidiary, as applicable.

(b)           Section 3.20(b) of the Company Disclosure Schedule sets forth a list showing the 15 largest suppliers of the Company and the Company Subsidiaries, taken as a whole, determined by gross expenditures, during each of the 12-month periods ending on December 31, 2017 and December 31, 2016 (each, a “Significant Supplier”).  Except as expressly noted on Section 3.20(b) of the Company Disclosure Schedule, no Significant Supplier has given notice to the Company or any Company Subsidiary in writing of its intention to (i) terminate its relationship with, or otherwise stop or materially reduce supplying materials, products or services to, the Company or any Company Subsidiary, as applicable, or (ii) materially change the terms and conditions on which it supplies materials, products or services to the Company or such Company Subsidiary, as applicable, in a manner materially adverse to the Company or such Company Subsidiary, as applicable.  Except as expressly noted on Section 3.20(b) of the Company Disclosure Schedule, no Significant Supplier is the sole source of supply (whether or not there is any comparably priced source of supply) for the Company and the Company Subsidiaries with respect to the materials, products or services provided by such Significant Supplier.

Section 3.21          Export Controls.

(a)           Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective Representatives (in each case acting in their capacities as representatives of the Company or any Company Subsidiary) has had any reasonable basis for believing that, in the past 5 years, any of the foregoing Persons, has violated any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department anti-boycott regulations (15 C.F.R. 560), the U.S. Treasury Department anti-boycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature.

(b)           The Company and the Company Subsidiaries have obtained all material export Company Permits, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of their respective products, services, software and technology.

(c)           There are no material, pending or, to the Knowledge of the Company, threatened civil, criminal or administrative Proceedings, settlements or enforcement actions, involving the Company or any Company Subsidiaries in any way relating to Laws identified in Section 3.21(a).

(d)           The Company and the Company Subsidiaries are not engaged in any activities in material violation of the Laws identified in Section 3.21(a) to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Entity within, and any Person organized or domiciled in or that is a citizen of, the Republic of Cuba, the Islamic Republic of Iran, the Republic of North Korea, the Republic of the Sudan or Syria

Section 3.22          Anti-Corruption Laws.  None of the Company or any Company Subsidiary, directly or indirectly through any Representative(s) or, to the Knowledge of the Company, any other person acting on behalf of the Company or any Company Subsidiary (including any distributor, agent, sales intermediary or other third party), has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Company Subsidiary of which the Company is aware (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any applicable anti-corruption law, including any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or other national or international Law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively, “Anti-Corruption Laws”).  Neither the Company nor any Company Subsidiary has, since January 1, 2014, received any communication from a Governmental Entity that alleges that the Company or any Company Subsidiary, or any of their Representatives, is or may be in material violation of, or has, or may have, any unresolved material liability under, any Law relating to anti-bribery or anti-corruption (governmental or commercial) which applies to the Company or any Company Subsidiary, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain an improper business advantage, including any applicable Anti-Corruption Law.  Since January 1, 2014, the Company and the Company Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials, in accordance with GAAP, in all material respects.  Since January 1, 2014, there have been no false or fictitious entries made in the books and records of the Company or any of the Company Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment.  None of the Company or any Company Subsidiary or, to the Knowledge of the Company, any of its or their respective employees (acting in their capacities as such) has been convicted of violating any applicable Anti-Corruption Laws or, to the Knowledge of the Company, subjected to any investigation or proceeding by a Governmental Entity for, in each case, potential corruption, fraud or violation of any applicable Anti-Corruption Laws.

Section 3.23          Competition and Antitrust Compliance.  Since January 1, 2014, neither the Company nor any Company Subsidiary is or has been in violation of, or, to the Knowledge of the Company, is being or has been investigated for, or charged by any Governmental Entity with a violation of, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, local or non-United States statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade applicable to the Company or any of the Company Subsidiaries (collectively, “Competition Laws”). No investigation or review by any Governmental Entity under any Competition Law with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct any such investigation or review.

Section 3.24          FDA and Regulatory Matters.

(a)           The Company and the Company Subsidiaries are and since January 1, 2014 have been, and, to the Knowledge of the Company, since their incorporation have been, in compliance in all material respects with all Healthcare Laws applicable to the Company and the Company Subsidiaries, or to the design, development, use, manufacture, marketing, distribution, import and sale of products of the Company and the Company Subsidiaries, as presently conducted and as presently contemplated to be conducted, including Company Products (the “Company Business”). The design, manufacture, testing, and distribution of the Company Product by or on behalf of the Company and the Company Subsidiaries is being and since January 1, 2014 has been, and, to the Knowledge of the Company, since their incorporation has been, conducted in compliance in all material respects with all applicable Healthcare Laws, including the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products and, to the extent applicable to the Company or any of the Company Subsidiaries, counterpart Laws in the European Union and all other countries where compliance is required. The Company and the Company Subsidiaries and, to the Knowledge of the Company, any contract manufacturers of the products that have been or are currently being designed, developed, manufactured or sold by the Company or the Company Subsidiaries prior to the Closing (collectively, the “Company Products”) are, and at all times have been, in compliance with the FDA’s registration and listing requirements to the extent required by applicable Healthcare Laws, and the Company Product, if so required, are in conformance in all material respects with all applicable CE Marking certifications and declarations of conformity. Neither the Company nor any of the Company Subsidiaries has received notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity, including the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state, federal or foreign Governmental Entity alleging material non-compliance by, or liability of, the Company or the Company Subsidiaries under any Healthcare Law.

(b)          The Company and each of the Company Subsidiaries holds such permits from the United States or foreign Governmental Entities required for the conduct of its business as currently conducted, including, where applicable and without limitation, those permits to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Company Product in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each Company Product (collectively, the “Company Licenses”). The Company and each of the Company Subsidiaries, as the case may be, has fulfilled and performed all of their material obligations with respect to each Company License and is in material compliance with all material terms and conditions of each Company License, and, to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Company License. Neither the Company nor any of the Company Subsidiaries has received any information or notification from the FDA or any other Governmental Entity with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Entity.

(c)          All material applications, filings, reports, documents, claims, submissions and notices required to be filed, maintained, or furnished to FDA, state, other federal or non-United States equivalent agencies by the Company or the Company Subsidiaries have been so filed, maintained or furnished and were true, correct and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). All material applications, notifications, submissions, information, claims, reports, and filings utilized as the basis for or submitted in connection with any and all requests for a Company License from the FDA or other Governmental Entity relating to the Company Products, when submitted to the FDA or any other Governmental Entity, were true, correct and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings, and other data have been submitted to the FDA or other Governmental Entity and as so updated, changed, corrected or modified remain true, correct and complete in all material respects, and do not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

(d)           No Company Product manufacturing site (whether Company- or Company Subsidiary-owned or operated, or that of a current contract manufacturer for the products) has been subject to a Governmental Entity (including FDA) shutdown or import or export prohibition.

(e)           There have been no adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by the FDA or any other Governmental Entity with respect to any of the Company Products or any facilities where any such Company Product are tested, produced, processed, packaged or stored.

(f)           All preclinical and clinical trials, if any, that have been or are being conducted by or on behalf of, or sponsored by, the Company or the Company Subsidiaries, or in which the Company or the Company Subsidiaries or their Company Product have participated, and which have been or will be submitted to a Governmental Entity in connection with applications for clearance or approval, were and, if still pending, are being or have been conducted in compliance in all material respects with standard medical and scientific research procedures and the experimental protocols, procedures and controls pursuant to applicable Healthcare Laws, including, but not limited to, the Federal Food Drug and Cosmetic Act (“FDCA”) and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 812, the Medical Device Directives, and all applicable EEA Member State Laws governing performance evaluations and clinical trials with medical devices. The Company and the Company Subsidiaries have not received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any clinical trials conducted by or on behalf of the Company or any of the Company Subsidiaries, or in which the Company or any of the Company Subsidiaries have participated, and to the Knowledge of the Company, there is no reason to believe that the FDA or any other Governmental Entity is considering such action.

(g)           The Company has provided to Parent or Purchaser true, correct and complete copies of all material written communications with any Governmental Entity (specifically including but not limited to the FDA) in any jurisdiction related to the Company Product, as well as correct and complete written summaries of all material oral communications between the Company, any of the Company Subsidiaries or their respective officers, employees, agents or representatives, on the one hand, and any Governmental Entity in any jurisdiction, on the other hand.

(h)           Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company or the Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”). Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries has made an untrue statement of material fact to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA Fraud Policy or any similar policy. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or to the Knowledge of the Company, any of its directors, officers, employees or agents.

Section 3.25          Products Liability.  Since January 1, 2014, neither the Company nor any Company Subsidiary has received a claim or, to the Knowledge of the Company, a threatened claim asserting product liability for any Company Product.  Since January 1, 2014, no Governmental Entity has commenced or, to the Knowledge of the Company, threatened to initiate any Legal Proceeding against the Company or a Company Subsidiary or requested the recall of any Company Product, or commenced or, to the Knowledge of the Company, threatened to initiate any Legal Proceeding to enjoin the production of any Company Product.  The Company Products have since January 1, 2014 complied in all material respects with applicable Laws.  Since January 1, 2014, neither the Company nor any of the Company Subsidiaries have been required to file any reports under the Medical Device Reporting regulations (21 C.F.R. 803) relating to reportable adverse events for any Company Products.

Section 3.26          Data Security and Privacy.  The Company has provided to Parent true, correct and complete copies of all privacy policies adopted by the Company or any of the Company Subsidiaries in connection with its operations. Each of the Company and the Company Subsidiaries (a) has complied in all material respects with all applicable Privacy Laws, and (b) has taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to the Company or the Company Subsidiaries in accordance with its applicable privacy policies. For purposes of this Section 3.26, “Privacy Laws” shall mean any Law related to the protection, collection, use, disclosure, privacy and security of sensitive personal information or which regulates the creation, maintenance or usage of databases of personal information, including the Health Insurance Portability and Accountability Act (HIPAA) statute as amended by the Health Information Technology for Economic and Clinical Health Act and associated regulations; all state and local data privacy and security Laws, including Chapters 93H and 93I of the Massachusetts General Laws, dealing with data security and the protection of personal information; the Sarbanes-Oxley corporate financials regulations; the information collection, reporting, and safeguarding requirements of the FDA regulations; Payment Card Issuers (PCI) credit card data security standards; the European Economic Area national data protection legislation consistent with the Data Protection Directive 95/46/EC issued by the European Commission; and all other similar federal, state and foreign Laws, rules, and regulations concerning the privacy and security of information.

Section 3.27          Government Grants and Incentives.  Section 3.27 of the Company Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, benefits, qualifications and subsidies (collectively, “Government Grants”) from any Governmental Entity, for which the Company or any of the Company Subsidiaries applied and which were granted or are pending. The Company and the Company Subsidiaries do not have any obligation whatsoever with respect to royalties or other payments relating to, arising out of or in connection with the Government Grants identified or required to be identified in Section 3.27 of the Company Disclosure Schedule.  Each of the Company and the Company Subsidiaries is in material compliance with all of the terms, conditions and requirements of its respective Government Grants and has duly fulfilled all the undertakings relating thereto. Neither the Company nor any of the Company Subsidiaries, agents, contractors, licensors or third party service providers has developed any Intellectual Property, to which the Company has any rights, through the application of any financing made available by any Government Grants, and no Intellectual Property owned or licensed by the Company or any of the Company Subsidiaries, or Company Products, are subject to any assignment, grant-back, license, march-in, payment obligation or other right, prohibition, or restriction of any Governmental Entity, including as a result of any Government Grants.

Section 3.28          Finders and Brokers.  Neither the Company nor any Company Subsidiary, nor any of their respective affiliates, nor any of their respective officers or directors in their capacity as officers or directors, has employed any investment banker, broker or finder in connection with the Transactions, other than Duff & Phelps, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, who would be entitled to any fee or commission in connection with or upon consummation of the Offer, the Merger or the Transactions.

Section 3.29          Fairness Opinion.  The Company has received the opinion of Duff & Phelps (and has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Offer Price is fair, from a financial point of view, to the holders of the Shares; and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.30          Information Supplied.  None of the information with respect to the Company or the Company Subsidiaries supplied or to be supplied by or on behalf of the Company and the Company Subsidiaries for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Offer Documents and the Schedule 14D-9, and at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  At the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution and dissemination of, any document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated on behalf of the Company to the Company’s stockholders after the date hereof in connection with the Transactions (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 3.30 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company in writing by Parent or Merger Sub or any of their Representatives specifically for inclusion therein.

Section 3.31          Inapplicability of Takeover Laws.  As of the date hereof and at all times on or prior to the Offer Acceptance Time, assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 4.8, the Company Board or a duly authorized committee thereof has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement, the Tender and Support Agreements and the consummation of the Transactions.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Governing Documents is, or at the Effective Time will be, applicable to the Shares, the Offer, the Merger or the other Transactions.

Section 3.32          Vote Required.  No stockholder votes or consents are necessary to authorize or adopt this Agreement or to consummate the Transactions.

Section 3.33          No Other Representations.  Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Parent and Merger Sub jointly represent and warrant to the Company, as of the date hereof and as of the Expiration Date (other than with respect to those representations and warranties that by their terms speak as of some other date, which representations and warranties are made only as of such date), as set forth below:

Section 4.1            Qualification, Organization, Subsidiaries, etc.. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  All of the issued and outstanding shares of capital stock of, or other equity interests in, Merger Sub are issued directly to and owned directly by Parent.

Section 4.2            Corporate Authority Relative to this Agreement; No Violation.

(a)           Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board and, except for the filing of the Certificate of Merger with the DSOS, no other corporate proceedings on the part of Parent are necessary to authorize the consummation of the Transactions.  Parent, as sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub a written consent adopting this Agreement, such written consent by its terms to become effective immediately following the execution of this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, Enforceable against Parent and Merger Sub.

(b)           The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof by Parent and Merger Sub will not, (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of Contract binding upon Parent or result in the creation of any Lien upon any of the properties, rights or assets of Parent, (ii) conflict with or result in any violation of any provision of the respective organizational documents of Parent or Merger Sub or (iii) assuming all consents, approvals, authorizations and permits set forth on Section 4.2(c) of the Parent Disclosure Schedule have been obtained and all filings and notifications set forth on Section 4.2(c) of the Parent Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Laws or Orders applicable to Parent or any of its properties or assets, other than in the case of clause (i), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, with or without notice of lapse of time, or both), require the consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the DSOS, (ii) compliance with the applicable requirements of the Exchange Act and the Securities Act or any other applicable U.S. state or federal or foreign securities Laws, (iii) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the Transactions, (iv) such filings as may be required under the rules and regulations of NASDAQ, (v) compliance with any applicable requirements of the HSR Act, and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, would not be material to Parent or Merger Sub, taken as a whole, or prevent or materially delay, or would reasonably be expected to prevent or materially delay, the Offer or the Merger or performance by Parent or Merger Sub of their respective obligations under this Agreement.

Section 4.3            Compliance with Law.  Parent and Merger Sub are in material compliance with and are not in default under or in violation of any Laws, applicable to Parent, Merger Sub or any of their respective properties or assets.

Section 4.4            Information Supplied. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time of the filing of at the time of any amendment of or supplement to and at the time of any publication, distribution or dissemination of, the Offer Documents and the Schedule 14D-9, and at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  At the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution and dissemination of, the Offer Documents, and at the time of the consummation of the Offer, the Offer Documents (a) will comply as to form in all materials respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  For clarity, the representations and warranties in this Section 4.4 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent in writing by the Company or the Company Subsidiary or any of their Representatives specifically for inclusion therein.

Section 4.5            Financing; Solvency.

(a)           Parent has delivered to the Company a true, correct and complete copy of the executed Letter Agreement, dated as of the date hereof, pursuant to which, among other matters, the Guarantor has agreed with Parent to (i) make, subject to the terms and conditions thereof, an equity investment in Parent (the amount of equity capital to be provided pursuant to the Letter Agreement, the “Equity Financing”), and (ii) commit to assume the payment obligations of Parent and Merger Sub hereunder.  Assuming the satisfaction of the conditions set forth in this Agreement (including the Offer Conditions) and in the Letter Agreement, the Equity Financing, when funded in accordance with the Letter Agreement, together with cash and other sources of funds immediately available to Parent, provide Parent or Merger Sub with cash proceeds on the Closing Date sufficient for Parent to pay all amounts required to be paid by or on behalf of Parent as contemplated by this Agreement.

(b)           As of the date hereof, the Letter Agreement (i) is in full force and effect, (ii) constitutes the valid, binding and Enforceable obligations of Parent and Merger Sub and, to the knowledge of Parent, of the other parties thereto, and (iii) is not subject to any conditions precedent as between Parent and Merger Sub and any other party to the Letter Agreement that are not expressly set forth in the Letter Agreement. As of the date hereof, other than the Letter Agreement (and redacted fee letter), neither Parent nor Merger Sub has entered into any side letters, contracts, agreements or other arrangements, whether written or oral, pursuant to which any Person has the right to modify or amend the terms of the Equity Financing contemplated by the Letter Agreement. As of the date hereof, the Letter Agreement has not been amended or modified, the commitments contained in the Letter Agreement have not been reduced, withdrawn, rescinded or replaced in any respect, and no such amendment or modification of the Letter Agreement or such reduction, withdrawal, rescission or replacement of the commitments thereunder is contemplated.

(c)           As of the date hereof, neither Parent and Merger Sub is in default under any provision of the Letter Agreement, and, to Parent’s knowledge, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, (i) would reasonably be expected to constitute or result in a breach or default on the part of any Person under the Letter Agreement, or (ii) would reasonably be expected to constitute or result in a failure to satisfy a condition precedent as set forth in the Letter Agreement.  As of the date hereof, neither Parent or Merger Sub has received any written notice or other written communication from any party to the Letter Agreement with respect to (x) any actual or potential breach or default on the part of Parent or Merger Sub or any other party to the Letter Agreement or (y) any actual or potential failure to satisfy any condition precedent set forth in the Letter Agreement.

(d)           As of the date hereof, assuming the satisfaction of the conditions set forth in this Agreement (including the Offer Conditions), neither Parent nor Merger Sub: (i) has any reason to believe that it will not be able to satisfy on a timely basis each term and condition relating to the closing or funding of the Equity Financing, (ii) knows of any fact, occurrence, circumstance or condition that would reasonably be expected to (x) cause the Letter Agreement to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, or (y) cause any of the terms or conditions relating to the closing or funding of any portion of the Equity Financing not to be met, satisfied or complied with.

(e)           Parent has delivered to the Company a true and complete copy of the executed Debt Financing commitment letter from the Debt Financing Sources party thereto (together with the term sheet attached thereto and the related fee letter (redacted in a manner reasonably acceptable to the Debt Financing Sources), the “Debt Financing Letter Agreement”), pursuant to which such Debt Financing Sources have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the Debt Financing.  As of the date of this Agreement, none of the Debt Financing commitments have been amended or modified, and the respective commitments contained in the Debt Financing Letter Agreement have not been withdrawn or rescinded.  As of the date of this Agreement, the Debt Financing Letter Agreement is in full force and effect and constitutes the valid, binding and Enforceable obligation of each of Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, the other parties thereto.  There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as set forth in or contemplated by the Debt Financing Letter Agreement.

(f)            Without limiting Section 6.7, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

(g)           Immediately following the Closing, assuming (i) the satisfaction of the conditions set forth in this Agreement (including the Offer Conditions), (ii) immediately prior to the Closing and without giving effect to the Equity Financing or any Debt Financing, the Company and the Company Subsidiaries are Solvent, and (iii) any estimates, projections or forecasts of the Company and the Company Subsidiaries have been prepared by them in good faith and based upon assumptions that were, and continue to be, reasonable, Parent and Surviving Corporation will be, individually and on a consolidated basis, Solvent after giving effect to the Transactions or by Parent or any of its affiliates.

Section 4.6            Investigations; Litigation. As of the date of this Agreement (a) there is no investigation or review pending or, to the knowledge of Parent, threatened by any Governmental Entity with respect to Parent or any of its properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, challenge the validity or propriety of the Offer or the Merger or otherwise seek to prevent or materially delay the consummation of the Offer or the Merger or performance by Parent and Merger Sub of their obligations under this Agreement.

Section 4.7            Finders and Brokers.  Neither the Parent nor Merger Sub, nor any of their respective affiliates, nor any of their respective officers or directors in their capacity as officers or directors, has employed any investment banker, broker or finder in connection with the Transactions, other than Ondra (US) LP, who would be entitled to any fee, commission in connection with or upon consummation of the Offer, the Merger or the Transactions.

Section 4.8            Stock Ownership.  Neither Parent, Merger Sub nor any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, nor at any time during the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.  Parent does not directly or indirectly own, and at all times for the past three years, has not owned, beneficially or otherwise, in excess of 1% of the Shares.

Section 4.9            No Merger Sub Activity. Merger Sub was formed solely for the purpose of engaging in the Transactions and, except for liabilities incurred in connection with its incorporation or organization and the Transactions (including transactions in connection with Parent’s existing credit facilities), Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any other Subsidiary or affiliate of Parent or otherwise, any liabilities or have engaged in any business activities or conducted any operations of any type whatsoever (other than in connection with the Transactions).  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

Section 4.10          No Other Representations.  Except for the representations and warranties contained in Article III, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE CLOSING

Section 5.1            Conduct of Business by the Company Pending the Closing.  The Company agrees that between the date of this Agreement and the Effective Time or the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Schedule, (b) as expressly required or permitted by this Agreement, (c) to the extent necessary to prevent noncompliance with applicable Law or (d) as consented to in writing by Parent, the Company (i) shall and shall cause each Company Subsidiary to, use its reasonable best efforts to prevent the occurrence of a Company Material Adverse Effect, conduct its business, in all material respects, in the ordinary course of business including by using commercially reasonable efforts to preserve intact its and their present business organizations, material assets and the Material Intellectual Property and to preserve its and their present relationships with Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (x) of this Section 5.1 shall be deemed a breach of this clause (i) and (ii) agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) the Company shall not, and shall not permit any Company Subsidiary to:

(a)           amend or otherwise change the Company Certificate or Company Bylaws or comparable organizational documentation of a Company Subsidiary, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)           alter (through merger, liquidation, dissolution, reorganization, restructuring, recapitalization or in any other fashion) the corporate or other organizational structure or ownership of the Company or any Company Subsidiary;

(c)           issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any equity or other ownership interest (including any phantom interest) (except for the issuance of Shares issuable pursuant to the Company Options outstanding on the date hereof);

(d)          redeem, repurchase or otherwise acquire, directly or indirectly, any Shares (other than pursuant a repurchase right in favor of the Company with respect to unvested shares at no more than cost);

(e)           incur any Indebtedness or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

(f)            accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or authorize cash payments in exchange for any options, except as may be required under any Company Options, Contract or this Agreement or as may be required by applicable Law;

(g)           (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or share capital (as applicable), except that a wholly owned Company Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or share capital (as applicable) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of the Company Subsidiaries, or (iv) take any action that would modify or change any term in any material respect of any Indebtedness of the Company or any of the Company Subsidiaries; or propose to do any of the foregoing;

(h)           sell, lease, assign, transfer, abandon, fail to maintain, license, sublicense, subject to any Lien or otherwise dispose of any Material Intellectual Property or a material asset of the Company or a Company Subsidiary except (i) pursuant to existing Company Material Contracts or commitments, or (ii) licenses or sales of inventory in the ordinary course of business;

(i)            acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any other material property or assets

(j)            enter into or terminate, or amend in any material respect, or request or agree to any material change in, Company Material Contract (or any other Contract to the extent such action would cause such Contract to be a Company Material Contract) or grant any release or relinquishment of any material rights under any Company Material Contract;

(k)           authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $250,000, taken as a whole;

(l)            forgive any loans to any Person, including its employees, officers, directors or affiliates;

(m)          except to the minimum extent required by applicable Laws or as required by any Company Benefit Plan or Company Material Contract in effect as of the date hereof (i) increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, (ii) modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, (iii) establish, adopt, enter into or amend any collective bargaining agreement, any Company Benefit Plan or any other bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, or (iv) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company or any of the Company Subsidiaries of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan);

(n)           (i) hire, or terminate (other than for cause, including any material failure to perform job duties or any material violation of Company or Company Subsidiary policies), any employee of the Company or any Company Subsidiary whose annual base compensation exceeds $150,000, or (ii) engage any new distributor or terminate or materially modify any existing distributor agreement(s) with any existing distributor of the Company or any Company Subsidiary;

(o)           (i) write down any of its material assets, including any Material Intellectual Property, other than as required by applicable Law or GAAP, (ii) take any action, other than as required by applicable Law or GAAP, to change accounting policies or procedures (following consultation with the Company’s independent auditor), or (iii) accelerate or delay the collection of accounts receivable, defer the payment of accounts payable, or otherwise alter or amend any working capital procedures or practices;

(p)           agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company, any of the Company Subsidiaries or any of their respective Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its affiliates after the Effective Time;

(q)           make, change or revoke any material Tax election, change any Tax accounting period, amend any material Tax Returns or file any material claim for Tax refunds, enter into any closing agreement or Tax ruling, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business), consent to any waiver or extension with respect to any Tax proceeding, file any material Tax Return, in a manner inconsistent with past practice, file any material amended Tax Return, or settle or compromise any material Tax liability, surrender any right to claim a material Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability), or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(r)            (i) pay, discharge, settle or satisfy any liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business and in accordance with their terms, of liabilities (x) fully reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Documents or (y) incurred in the ordinary course of business, or (ii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(s)           initiate any Legal Proceeding or settle or agree to settle any Legal Proceeding (A) involving potential payments by or to the Company or any Company Subsidiary of more than $100,000, in the aggregate, (B) that admit liability or consent to non-monetary relief, or (C) that otherwise are or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or that involve Intellectual Property;

(t)            take any action which, to the knowledge of the Company, may cause, directly or indirectly, any of this Agreement, the Offer and the Merger contemplated hereby to not be governed by Section 251(h) of the DGCL;

(u)           engage in the conduct of business that would require the receipt of any additional consents or approvals of a Governmental Entity in connection with the consummation of the Merger and the other Transactions;

(v)           adopt a stockholders rights plan, “poison pill” or similar agreement or arrangement;

(w)          enter into any material new line of business or materially increase the scope of any line or business (other than continued development of pipeline products); or

(x)           authorize, recommend, propose or announce an intention to take, or enter into any Contract to take, any of the actions described in this Section 5.1(a) through (w) above.

Section 5.2             No Solicitation.

(a)           From and after the date of this Agreement until the earlier of the Offer Acceptance Time or the time, if any, at which this Agreement is terminated in accordance with Section 8.1 (the “Pre-Closing Period”), the Company agrees that it shall not (and that the Company shall cause each Company Subsidiary not to), and that it shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate the submission or an announcement of any Company Competing Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Company Competing Proposal or, except as otherwise specifically provided for in this Section 5.2, (i) participate in any negotiations regarding any Company Competing Proposal, (ii) afford any Person access to the business, properties, assets, employees, officers, directors, books or records of the Company or any Company Subsidiary, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary, in each case, in connection with any Company Competing Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to any Company Competing Proposal, (iii) engage in, continue or otherwise participate in negotiations or discussions (other than to state that they are not permitted to have discussions) with any Person, other than Parent, Merger Sub and their respective Representatives, concerning, any Company Competing Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to any Company Competing Proposal, (iv) waive, terminate, modify or release any Person from any provision of or grant any permission, waiver or request under, or fail to enforce, any “standstill” or similar agreement or obligation (except that the Company may waive such a “standstill” or similar agreement or obligation solely to permit a Person privately to make a Competing Company Proposal to the Company Board if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would reasonably be likely to result in a breach of the fiduciary duties of the members of the Company Board under applicable law), (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL, (vi) enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to, or any agreement or commitment (X) contemplating or otherwise providing for, any Company Competing Proposal or (Y) requiring the Company to abandon, terminate or fail to consummate the Transactions or to breach its obligations hereunder, or (vii) resolve, propose or agree to do any of the foregoing.  The Company shall immediately cease (and shall cause each Company Subsidiary to cease), and use its reasonable best efforts to cause its Representatives to cease, any and all existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any Company Competing Proposal and shall promptly (and in any event within 2 Business Days of the date hereof), deliver a written notice to each such Person to the effect that the Company is ending all such existing activities, discussions or negotiations with such Person, effective on the date hereof, which written notice shall also request that each such Person promptly return or destroy all nonpublic information relating to the Company or any Company Subsidiary that was furnished by or on behalf of the Company or any Company Subsidiary (including by any Representative of the Company).  The Company shall immediately terminate the access of any Person to any physical or electronic data room(s) hosted by the Company, any Company Subsidiary or any of their Representatives in connection with any possible Company Competing Proposal.  The Company shall promptly, following the execution of this Agreement, inform its Representatives of the Company’s obligations under this Section 5.2.  Without limiting the foregoing, the Company understands, and acknowledges and agrees, that any breach of the obligations set forth in this Section 5.2(a) by any Company Subsidiary or any Representative of the Company shall be deemed to be a breach of this Section 5.2(a) by the Company.  For purposes of this Section 5.2, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent and its affiliates (including Merger Sub) and Parent’s Representatives.  Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and the Company’s Representatives may inform a Person that has made (prior to the date hereof) or makes (after the date hereof) a Company Competing Proposal of the provisions of this Section 5.2 so long as the Company, the Company Subsidiaries and the Company’s Representatives otherwise comply with this Section 5.2 in connection therewith.

(b)           Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives, prior to the Offer Acceptance Time, a bona fide, unsolicited, written Company Competing Proposal from any Person not resulting from or arising out of the Company’s material breach of Section 5.2(a) and the Company Board determines, in good faith, after consultation with the Company’s outside legal and financial advisors, that such Company Competing Proposal (i) constitutes a Company Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clauses (x) or (y) below, in a Company Superior Proposal, then, in either event, with respect to such Company Competing Proposal or Person, the Company may take the following actions:  (x) furnish nonpublic information to the Person making such Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement (a copy of which the Company shall provide to Parent within 24 hours of its execution by the parties thereto) and (y) engage in discussions or negotiations with such Person with respect to the Company Competing Proposal, in each case, if and only if, with respect to each of clauses (x) and (y), the Company Board has first determined, in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be likely to result in a breach of the fiduciary duties of the members of the Company Board under applicable Law.  The Company shall not shall not take any of the actions referred to in clauses (x) and (y) of this Section 5.2(b) unless the Company shall have notified Parent in writing at least 24 hours before taking any such action that it intends to take such action.

(c)           The Company shall notify Parent in writing promptly (but in no event later than 48 hours) after receipt by the Company or any Company Subsidiary or any of the Company’s Representatives of any Company Competing Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to a Company Competing Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary or for access to the business, properties, assets, employees, officers, directors, books or records of the Company or any Company Subsidiary by any Person, in each case, in connection with any Company Competing Proposal or inquiry, offer or proposal that would reasonably be expected to lead to a Company Competing Proposal.  Such notice shall identify the Person making, and the material terms and conditions of, any such Company Competing Proposal, inquiry, offer, proposal or request.  Commencing upon the provision of any notice referred to above in this Section 5.2(c), the Company shall (A) keep Parent reasonably informed on a daily basis (or more frequently if the context requires) of the progress of negotiations concerning any Company Competing Proposal, the material resolved and unresolved issues related thereto and any other material matters identified with reasonable specificity by Parent (or its Representatives), and the material details (including material amendments or proposed amendments as to price and other material terms) of any such Company Competing Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with unredacted copies of all material documents relating to any such Company Competing Proposal (including the financing thereof), request or inquiry exchanged between the Company, any Company Subsidiary or any of their Representatives, on the one hand, and the Person making a Company Competing Proposal or any of its affiliates, or their respective officers, directors, employees, or representatives, on the other hand.  The Company shall promptly provide or make available to Parent or its Representatives all nonpublic information concerning the business, present or future performance, financial condition or results of operations of the Company (or any Company Subsidiary) that is provided to, or for which access is provided to, any Person or its Representatives that was not previously provided or made available to Parent.  For the avoidance of doubt, the Company shall not provide to any such Person or its Representatives any non-public information of, or relating to, Parent, Merger Sub or any of their respective affiliates or Representatives, except as required by applicable Law.  The Company shall provide Parent with at least 24 hours’ prior notice (or such lesser period of prior notice provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Company Competing Proposal.

(d)           Except as otherwise specifically provided for in this Section 5.2(d), the Company Board shall not (i) approve, endorse, adopt or recommend or propose publicly to approve, endorse, adopt or recommend any Company Competing Proposal, (ii) other than in the case of a Company Competing Proposal in the form of a tender or exchange offer, fail to affirm publicly the Company Board Recommendation upon Parent’s written request within five Business Days after such request after a public announcement of a Company Competing Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer (other than the Offer or any other tender offer or exchange offer by Parent or Merger Sub) for the Shares prior to the 11th Business Day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (iv) fail to make the Company Board Recommendation, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (vi) make any public statement with respect to the Transactions materially inconsistent with the Company Board Recommendation, or (vii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Change of Recommendation”).  Notwithstanding anything in this Section 5.2(d) to the contrary, at any time prior to the Offer Acceptance Time, the Company Board may make a Company Change of Recommendation in response to (i) a Company Intervening Event, if and only if (A) the Company Board has determined in good faith that a Company Intervening Event has occurred, (B) the Company first complies with Section 5.2(e) and (C) following the expiration of the notice period (and any extensions thereof) described in Section 5.2(e), the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be likely to result in a breach of the fiduciary duties of the members of the Company Board under applicable Law or (ii) a Company Superior Proposal, if and only if, (X) the Company first complies with Section 5.2(e), (Y) Parent does not make, within the notice period (and any extensions thereof) described in Section 5.2(e), an offer that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be at least as favorable to the stockholders of the Company as such Company Superior Proposal and (Z) following the expiration of the notice period (and any extensions thereof) described in Section 5.2(e), the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be likely to result in a breach of the fiduciary duties of the members of the Company Board under applicable Law.

(e)           Prior to the Company making a Company Change in Recommendation in response to an Intervening Event, the Company shall provide Parent with four Business Days’ prior written notice advising Parent that it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such four Business Day period, (i) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to inquire into the facts underlying such Company Intervening Event and to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Company Board to make a Company Change of Recommendation and (ii) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation.  Prior to the Company making a Company Change in Recommendation in response to a Company Superior Proposal, the Company shall provide Parent with four Business Days’ prior written notice (it being understood and agreed that each material amendment to the applicable Company Superior Proposal, including any revision to price, shall require a new notice and an additional two Business Day period and that there may be multiple extensions of the notice period) advising Parent that the Company Board intends to take such action and contemporaneously providing to Parent a copy of the Company Superior Proposal, a copy of any proposed agreements for such Company Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to the Company or any of its Representatives, a written summary of the terms thereof) and the identity of the Person making the Company Superior Proposal, and during such four Business Day period (or subsequent two Business Day period or periods), (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Company Superior Proposal would no longer constitute a Company Superior Proposal and (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Company Superior Proposal would no longer constitute a Company Superior Proposal.

(f)            Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Actor (ii) making any disclosure to its stockholders if the Company Board has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would reasonably be likely to result in a breach of the fiduciary duties of the members of the Company Board under applicable Delaware Law or if such disclosure is otherwise required by Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Change of Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation (i) in such disclosure or (ii) within two Business Days after requested to do so by Parent following the making of such disclosure and, further provided, that this Section 5.2(f) shall not permit the Company Board to make a Company Change of Recommendation except in compliance with Section 5.2(d) and Section 5.2(e).

(g)           References in this Section 5.2 to the “Company Board” shall include, to the extent applicable, a duly authorized committee thereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1            Access; Confidentiality; Notice of Certain Events.

(a)           During the Pre-Closing Period, to the extent permitted by applicable Law, the Company shall, and the Company shall cause each of the Company Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to all of the respective properties (subject to the terms of the Real Property Leases), offices, books, contracts, commitments, personnel and records of the Company and the Company Subsidiaries and, during such period, the Company and Parent shall, and Company shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent and Parent’s Representatives all information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request.  Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent and Parent’s Representatives with access to or to disclose information (A) that such Party or its Representatives is prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that, to the extent not prohibited from doing so under the terms of such confidentiality agreement, the Company shall promptly provide Parent and its Representatives with a summary describing the general nature of the information withheld and shall thereafter use reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that, to the extent not prohibited by applicable Law from doing so, the Company shall promptly provide Parent and its Representatives with a summary describing the general nature of the information withheld and shall thereafter use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the Parent and Parent’s Representatives shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).  Parent shall use reasonable best efforts to minimize any disruption to the businesses of the Company that may result from the requests for access, data and information hereunder.

(b)           Parent shall hold, and shall cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and shall otherwise comply with, the terms of the Confidentiality Agreement.

(c)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to this Agreement, the Offer, the Merger or other Transactions, (iii) any notice or other communication received by any Party from any Person requesting the convening of a meeting of the stockholders of such Party and (iv) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or, in the case of the Company, any of the Company Subsidiaries, which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.  In addition, the Company shall give prompt notice to Parent of any inaccuracy of any representation or warranty of the Company or breach of any covenant or agreement by the Company contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the Minimum Condition or items (b)(i) or (ii) in Annex I not to be satisfied at the Offer Acceptance Time; provided, however, that the Company’s failure to promptly provide such notice shall not, in and of itself, constitute a Willful Breach.

Section 6.2            Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement and except as otherwise expressly stated, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and (ii) using its reasonable best efforts to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary to be obtained by such Party from any third party or any Governmental Entity in order to consummate the Merger or any of the other Transactions.

(b)           In furtherance and not in limitation of the foregoing provisions of Section 6.2(a), each of the Parties, as applicable, shall prepare and file as promptly as reasonably practicable, and in any event no later than five Business Days from the date of this Agreement, (x) with the United States Federal Trade Commission and the United States Department of Justice, a pre-merger notification and report form and related material required for the Transactions pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (y) any other filings (or drafts if required) and related materials required for the Transactions pursuant to any Other Antitrust Laws.  The Company and Parent shall each instruct their respective counsel to cooperate with each other and use their respective reasonable best efforts to facilitate and expedite the identification and resolution of any issues under the HSR Act or any Other Antitrust Law and, consequently, the expiration or termination of the applicable waiting period under the HSR Act, or the equivalent under any Other Antitrust Law, in each case, at the earliest practicable date.

(c)           Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary approvals or clearances by Governmental Entities (including under any applicable antitrust Law), nothing in this Agreement shall require Parent or any of its affiliates to, nor shall the Company or any of its affiliates, without the prior written consent of Parent, agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business, rights, product lines, services or other operations or assets of Parent, the Company or any of their respective affiliates (the foregoing, collectively, the “Divestiture Actions”).  Notwithstanding anything to the contrary herein, in no event shall Parent or any of its affiliates be obligated to litigate or participate in the litigation of any Legal Proceeding, whether judicial or administrative, brought by any Governmental Entity or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the Offer or the consummation of the Merger or the other Transactions or seeking to obtain from Parent or any of its affiliates any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business, assets or any product of the Company or any of its affiliates or Parent or any of its affiliates or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its affiliates or Parent or any of its affiliates, in each case as a result of or in connection with the Offer, the Merger or any of the other Transactions (the foregoing, collectively, the “Litigation Actions”).

Section 6.3            Financing.

(a)           Without limiting the generality Parent’s obligations under Section 6.2, (i) Parent shall obtain the Equity Financing on the terms and conditions contained in the Letter Agreement, including by (A) maintaining in effect the Letter Agreement until the consummation of the Transactions, (B) subject to the satisfaction or waiver of the conditions set forth in Annex I, satisfying on a timely basis (or, if applicable, obtaining waivers of) all the conditions to funding in the Letter Agreement, (C) complying on a timely basis with all of the covenants and other obligations set forth in the Letter Agreement, and (D) consummating the Equity Financing, subject to the terms and conditions herein and in the Letter Agreement; and (ii) Parent shall use its commercially reasonable efforts to arrange any Debt Financing.

(b)           During the Pre-Closing Period, subject to the limitations set forth in this Section 6.3(b), and unless otherwise agreed to in writing by Parent, the Company will, and will cause the Company Subsidiaries and its and their respective Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent and Merger Sub or the Debt Financing Sources that is customary in connection with the Debt Financing, including (i) providing any information set forth on Section 6.3(b) of the Company Disclosure Schedule, (ii) subject to the remaining provisions of this Section 6.3(b) and Section 6.3(c), making appropriate officers available for participation in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with any prospective lender to Parent and rating agencies and cooperating with the marketing efforts of the Parent and Merger Sub and the Debt Financing Sources, (iii) assisting with the preparation of customary materials for rating agency presentations, information memoranda, lender and investor presentations and similar documents in connection with any Debt Financing, (iv) assisting in the preparation of, and executing and delivering, any definitive financing documents, including guarantee and collateral documents and other certificates, instruments and documents ancillary to any Debt Financing (including a certificate of the chief financial officer of the Company with respect to solvency matters) or as may be reasonably requested by Parent that are, in each case, effective only upon the occurrence of the Closing, (v) facilitating the pledging of collateral for any Debt Financing that is effective only upon the occurrence of the Closing, (vi) taking all corporate, corporate and other equivalent actions and providing such other assistance, reasonably necessary or reasonably requested by Parent, that are, in each case, effective only upon  the occurrence of the Closing to permit the consummation of any Debt Financing, (vii) obtaining other documentation and items customarily required by any Debt Financing or as are reasonably requested by Parent, and (viii) providing all documentation and other information about the Company and the Company Subsidiaries as is requested in writing by Parent in connection with any Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.  Notwithstanding anything in this Agreement to the contrary, none of the Company or any of the Company Subsidiaries shall be required to deliver or cause the delivery of any landlord waivers or estoppels, non-disturbance agreements, surveys or title insurance.  Notwithstanding the provisions of this Section 6.3(b) to the contrary, none of the Company or any of the Company Subsidiaries will be required to execute any definitive financing documentation that is effective before the occurrence of the Closing, and no obligation of the Company or any of the Company Subsidiaries under any such document, agreement or pledge will be effective until the occurrence of the Closing.

(c)           Nothing in this Agreement (including this Section 6.3) will require cooperation of the Company or any Company Subsidiary to the extent it would require the Company or any Company Subsidiary or any of their respective affiliates to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities, in any such case prior to the occurrence of the Closing.  Parent shall, as promptly as reasonably practicable following written request by the Company (and in any event prior to the Effective Time), reimburse the Company and the Company Subsidiaries for all reasonable and documented fees, costs and expenses (including reasonable and documented fees, costs and expenses of counsel, accountants engaged to assist with any Debt Financing and other advisors) incurred by the Company or any of the Company Subsidiaries and their respective representatives in connection their compliance with Section 6.3(b) (the “Reimbursement Obligations”) and shall indemnify and hold harmless the Company, its stockholders and the Company Subsidiaries from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any Debt Financing and any information used in connection therewith, except with respect to any historical financial or other information provided by the Company or any of the Company Subsidiaries, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of bad faith, gross negligence or willful misconduct of the Company or any of the Company Subsidiaries or, in each case, any of their respective affiliates or Representatives.

(d)           Nothing in this Agreement (including this Section 6.3) will require cooperation of the Company or any of the Company Subsidiaries to the extent it would require the Company or any of the Company Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the organizational documents of the Company or any of the Company Subsidiaries, any major Contract, or any applicable Law, to waive or amend any term in this Agreement, or to cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries, (ii) unreasonably interfere with the conduct of the business or operations of the Company or any of the Company Subsidiaries, (iii) prevent the prompt and timely discharge in all material respects of the duties of any of the officers (or Person occupying a similar position) of the Company or any of the Company Subsidiaries, (iv) result in any officer or director (or Person occupying a similar position) of the Company or any of the Company Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing, (v) require the Company or any of the Company Subsidiaries or any of their respective affiliates to take any action that is not contingent upon the occurrence of the Closing, (vi) require providing access to or disclose information that the Company is advised by legal counsel would jeopardize any attorney-client privilege of, or violate with confidentiality requirements binding on, the Company or any of the Company Subsidiaries, or (vii) require any such Person to change any fiscal period.

(e)           Notwithstanding anything to the contrary in this Agreement, (i) neither the receipt of any information described in this Section 6.3 nor assistance required under this Section 6.3 is a condition to Parent’s and Merger Sub’s obligations to effect the Closing and non-compliance or non-performance by the Company or any of the Company Subsidiaries or breach by the Company or any of the Company Subsidiaries of their respective obligations under this Section 6.3 will not constitute a breach of the conditions set forth in Annex I as it relates to the Company or any of the Company Subsidiaries; and (ii) Parent and Merger Sub each acknowledges and agrees that in the event that the conditions set forth in Annex I have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Parent and Merger Sub will be obliged to, and will (x) to the extent necessary to consummate the Equity Financing and the Debt Financing and draw down the proceeds thereof in order to allow Parent and Merger Sub to accept for payment, and promptly thereafter pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer pursuant to Section 1.1(b) and consummate the Closing in accordance with Section 2.2, and will take, or cause to be take, any and all actions necessary or desirable to cause the same to occur, and (y) accept for payment, and promptly thereafter pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer pursuant to Section 1.1(b) and consummate the Closing in accordance with Section 2.2.

Section 6.4            Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates or Representatives, shall issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless (a) such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger, this Agreement or the other Transactions, or (b) such press release or other public announcement relates to a Company Competing Proposal and is expressly permitted under Section 5.2, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.  Notwithstanding the foregoing, Parent and the Company may make public statements in response to questions from the press, analysts, investors or those attending industry conferences so long as such statements are substantially consistent with press releases, public disclosures or public statements previously issued or made by Parent or the Company, as applicable.

Section 6.5            Directors’ and Officers’ Insurance and Indemnification.  For not less than six years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all current and former officers, directors and similar functionaries of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided, however, that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Company or any of the Company Subsidiaries or of any Person serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any other agreement set forth on Section 6.5 of the Company Disclosure Schedule, in each case, as in existence on the date of this Agreement.  The Parties agree that for six years after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company Governing Documents or the organizational documents of any Company Subsidiary or any agreement set forth on Section 6.5 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect.  Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of 300% of the last annual premium paid prior to the date of this Agreement.  Following the Closing and until the sixth anniversary thereof, Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, take any action adversely affecting, with retroactive effect to periods prior to the Closing, the rights of the Indemnified Parties relating to exculpation or indemnification (including with respect to advancement of expenses) set forth in the Company Governing Documents or the organizational documents of any Company Subsidiary.  The rights and obligations under this Section 6.5 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.  The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.6            Takeover Statutes.  The Parties shall (a) take all action necessary so that no Takeover Statute or, in the case of the Company and the Company Subsidiaries, any similar provision of the Company Governing Documents or the organizational documents of the Company Subsidiaries, is or becomes applicable to the Merger, the Tender and Support Agreements or any of the other Transactions and (b) if any such Takeover Statute or, in the case of the Company and the Company Subsidiaries, any similar provision of the Company Governing Documents or the organizational documents of the Company Subsidiaries, is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.7            Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.8             Employee Benefits Matters.

(a)           Each employee who, after the Closing Date, continues to be actively employed by the Parent or the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”), will receive credit, under each employee benefit plan sponsored by Parent under which such Continuing Employee is eligible to participate, for periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company to the extent such service was recognized by the respective Company Benefit Plan) for purposes of calculating such Continuing Employee’s eligibility and vesting service and, in addition, for purposes of calculating benefit amounts under any severance or vacation plan; provided, prior service credit will not be recognized to the extent that it would result in a duplication of benefits with respect to the same period of service.

(b)           If requested by Parent in writing delivered to the Company not less than ten Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to fully terminate any 401(k) plans maintained by the Company or any of the Company Subsidiaries (collectively, the “Company 401(k) Plans”), fully vest the accounts of all participants in such Company 401(k) Plans as required by Law and amend such Company 401(k) Plans to the extent necessary to allow for a rollover distribution of a plan loan (as noted below), effective as of the day prior to the Closing Date.  Following the Effective Time and as soon as practicable following the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants.  Parent or the Surviving Corporation shall permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in an amount equal to the full account balance (including outstanding loan balances) distributed to such Continuing Employees from the Company 401(k) Plans to Parent’s or the Surviving Corporation’s applicable 401(k) plan, subject to any rules or procedures of the Parent’s or the Surviving Corporation’s 401(k) plan.

(c)           No Continuing Employee or any other Person (including any current or former employee, leased employee, independent contractor or consultant of the Company, any Company Subsidiary or any affiliate) is a third party beneficiary of any term in this Section 6.8.  Nothing in this Agreement shall confer upon any Continuing Employee (or any current or former employee, leased employee, independent contractor or consultant of the Company, Company Subsidiaries, Parent, Merger Sub, Surviving Corporation or any of their affiliates) any right to continue in the employ or service of Parent, Merger Sub, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, Merger Sub, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee (or the employment of any other individual) at any time for any reason whatsoever, with or without cause.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of the Parent, Merger Sub, Surviving Corporation or any affiliate of Parent, (ii) create any third party rights in any current or former service provider of the Company, the Company Subsidiaries or affiliates (or any beneficiaries or dependents thereof), or (iii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any Company Benefit Plan or other employee benefit program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(d)           The Company shall provide Parent with a copy of any written communications intended for distribution to any current or former employees of the Company or any of the Company Subsidiaries if such communications relate to such current or former employee’s employment relationship in connection with any of the Transactions, and shall provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

Section 6.9            Security Holder Litigation.  Each Party shall provide the other Party prompt oral notice (but in any event within 24 hours) of any Legal Proceeding brought or threatened by any stockholder of that Party against such Party, any of its Subsidiaries or any of their respective directors or officers relating to the Merger, this Agreement or any of the Transactions.  Unless, in the case of any such Legal Proceeding with respect to the Company, the Company Board (or a duly authorized committee thereof) has made a Company Change of Recommendation pursuant to Section 5.2, the Company shall permit Parent to review and comment on all material filings or responses to be made by the Company in connection with any such Legal Proceeding (and the Company shall in good faith take such comments into account), and otherwise afford Parent the opportunity to participate (at Parent’s expense) in the defense, prosecution or settlement of any such Legal Proceeding, and the Company shall not offer to settle, in full or in part, any such Legal Proceeding, nor shall any such full or partial settlement be agreed to without Parent’s prior written consent.  In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.2, the provisions of this Section 6.9 shall control.

Section 6.10          Delisting.  Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Shares from NASDAQ and terminate their registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.11          Sections 16 and 14 Matters.  Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the Transactions by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company and any affiliate of a director of the Company that may rely on Rule 16b-3.  In addition, the compensation committee or similar committee of the Company Board shall adopt such resolutions and approvals as are necessary for all employment, compensation, severance or other benefit arrangements with directors, officers, or employees of the Company or the Company Subsidiaries made or undertaken in connection with the Transactions to be subject to the safe harbor set forth in Rule 14d-10(d)(2) promulgated under the Exchange Act.

Section 6.12          Treatment of Company Indebtedness.  The Company shall, or shall cause the applicable Company Subsidiaries to, arrange for a payoff letter and instruments of discharge, in each case, in form and substance reasonably satisfactory to Parent, providing for the payoff, discharge and termination in full on the Closing Date of all then-outstanding indebtedness under the Loan Agreement (or, in the case of any letters of credit then outstanding under the Loan Agreement, termination of such letters of credit) to be delivered to Parent at least two Business Days prior to the Closing Date.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1            Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent and the Company, as the case may be, to the extent permitted by applicable Law:

(a)           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any action taken, any Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Entity which directly or indirectly prohibits, or makes illegal, the consummation of the Merger; provided, however, that, prior to invoking this condition, each Party agrees to comply with Section 6.2.

(b)           Consummation of Offer.  Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Section 7.2            Frustration of Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1 if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.2, or such other efforts standard as may be expressly set forth elsewhere herein, as applicable.

ARTICLE VIII

TERMINATION

Section 8.1            Termination.  This Agreement may be terminated, and the Offer and Merger may be abandoned (notwithstanding adoption of this Agreement by Parent as sole stockholder of Merger Sub) (with any termination by Parent also being an effective termination by Merger Sub):

(a)           at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

(b)           at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction has issued a final and nonappealable Order, adopted any applicable Law, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if a breach by such Party of any provision of this Agreement shall have been the primary cause of, or resulted in, such event;

(c)           at any time prior to the Offer Acceptance Time, (i) by Parent, by written notice to the Company, if any Governmental Entity in respect of the HSR Act or any Other Antitrust Law requires Parent to accept any Divestiture Action or undertake any Litigation Action provided, however, that, in the event of such termination, Parent on the day such termination occurs and substantially concurrently therewith pays the Parent Termination Fee as required by Section 8.2(c)or (ii) by the Company, by written notice to Parent, (A) if any Governmental Entity in respect of the HSR Act or any Other Antitrust Law requires Parent to accept any Divestiture Action or undertake any Litigation Action and, within 10 days thereafter, Parent fails to provide written notice to the Company of its election to (1) terminate this Agreement pursuant to Section 8.1(c)(i) or (2) commit to take all steps necessary to avoid or eliminate each impediment under any requirements that may be asserted by such Governmental Entity in respect of the HSR Act or Other Antitrust Law so as to enable the Parties to close the Transactions, (B) if Parent so commits to take all steps necessary to avoid or eliminate each impediment under any requirements that may be asserted by such Governmental Entity in respect of the HSR Act or Other Antitrust Law so as to enable the Parties to close the Transactions, and Parent subsequently thereafter fails to take all steps necessary to avoid or eliminate such impediment under such requirement so as to enable the Parties to close the Transactions or (C) at any time within 2 Business Days of the End Date if, at the time of termination, any of the conditions set forth in items (b)(v)(B), (b)(v)(C), (b)(vii) or (b)(viii) of Annex I remains unsatisfied and all conditions set forth in Annex I, other than items (b)(v)(B), (b)(v)(C), (b)(vii) and (b)(viii), have been satisfied;

(d)          at any time prior to the Offer Acceptance Time, by Parent, by written notice to the Company, if (i) the Company Board or any committee thereof has made a Company Change of Recommendation or otherwise approved, endorsed or recommended a Competing Company Proposal (in each case, whether or not in compliance with Section 5.2) or (ii) the Company, any Company Subsidiary or any of their respective Representatives has materially breached any of their respective obligations under Section 5.2;

(e)           at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if (i) the Offer Acceptance Time has not occurred on or prior to the close of business on the 180th day after the date hereof (the “End Date”) or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement; provided, however, that (A) a Party shall not be permitted to terminate this Agreement pursuant to either clause of this Section 8.1(e) if a breach by such Party of any provision of this Agreement shall have been the primary cause of, or resulted in, the event specified in such clause, and (B) either the Company (by written notice thereof to Parent and Merger Sub delivered during the three Business Days prior to the 180th day after the date hereof) or Parent (by written notice to the Company delivered during the three Business Days prior to the 180th day after the date hereof) may extend the End Date to the 365th day after the date hereof, if, at the time of such extension, any of the conditions set forth in items (b)(v)(B), (b)(v)(C), (b)(vii) or (b)(viii) of Annex I remains unsatisfied and all conditions set forth in Annex I, other than items (b)(v)(B), (b)(v)(C), (b)(vii) and (b)(viii), have been satisfied, and the conditions set forth in items (b)(v)(B), (b)(v)(C), (b)(vii) or (b)(viii) of Annex I are then reasonably anticipated by the Party delivering such notice of extension to be capable of being satisfied on or prior to such extended date (and, to be effective, such notice of extension must confirm such fact);

(f)            at any time prior to the Offer Acceptance Time, by the Company, by written notice to Parent, in order to accept a Company Superior Proposal and enter into the Superior Proposal Acquisition Agreement relating to such Company Superior Proposal if the Company Board, or a duly authorized committee thereof, has authorized the Company, in compliance with the terms of this Agreement (including Section 5.2), to make a Change in Company Recommendation as a result of such Company Superior Proposal; provided, however, that, in the event of such termination, the Company on the day such termination occurs and substantially concurrently therewith enters into the Superior Proposal Acquisition Agreement and pays the Company Termination Fee as required by Section 8.2(b)(iii);

(g)           at any time prior to the Offer Acceptance Time, by Parent, by written notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company has occurred that would cause a failure of the conditions in Annex I to be satisfied, including any breach or failure causing an Effect that would cause a failure of the condition set forth in item (b)(iv) of Annex I to have occurred; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by the Company by the earlier of the End Date and 30 days following the date on which Parent gives the Company notice of such breach, and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such 30-day period;

(h)          at any time prior to the Offer Acceptance Time, by the Company, by written notice to Parent, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of Parent has had a Parent Material Adverse Effect; provided, however, that, for purposes of this Section 8.1(h), if such a breach is curable by Parent by the earlier of the End Date and 30 days following the date on which the Company gives Parent notice of such breach, and Parent is continuing to use commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such 30-day period;

(i)            at any time prior to the Offer Acceptance Time, by the Company, by written notice to Parent, if Merger Sub shall have terminated the Offer prior to the Expiration Date other than in accordance with this Agreement; or

(j)            at any time prior to the Effective Time, by the Company, by written notice to Parent, if (i) the conditions set forth in Annex I have been satisfied or waived at the Expiration Date (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to those conditions being able to be satisfied) and (ii) Merger Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within five Business Days following the Expiration Date; provided, that, notwithstanding anything in Section 8.1(f) to the contrary, the Company shall not be permitted to terminate this Agreement pursuant to Section 8.1(f) during any such five Business Day period.

Section 8.2            Effect of Termination.

(a)           In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Article IX shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for (i) fraud or (ii) a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, if such termination results from such breach by a Party of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)           Company Termination Fee.

(i)           If Parent terminates this Agreement pursuant to Section 8.1(d) (or pursuant to any other provision of Section 8.1, other than Section 8.1(a) or Section 8.1(b), at any time after the occurrence of an event contemplated by Section 8.1(d)(i)), the Company shall pay or cause to be paid to Parent a fee of $8,365,000 in cash (the “Company Termination Fee”) within two Business Days after such termination.

(ii)          If (A) Parent terminates this Agreement pursuant to Section 8.1(g), (B) a Company Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of such termination, and (C) within 12 months of such termination (1) the Company consummates any transaction contemplated by any Company Competing Proposal or (2) the Company enters into a definitive agreement providing for any Company Competing Proposal, then the Company shall pay or cause to be paid to Parent the Company Termination Fee within two Business Days after the consummation of such transaction or the entry into of such definitive agreement.

(iii)         If the Company terminates this Agreement pursuant to Section 8.1(f), the Company shall pay or cause to be paid to Parent the Company Termination Fee on the day such termination occurs and substantially concurrently with such termination.

(iv)         In the event any amount is payable pursuant to this Section 8.2(b), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

(v)          For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(c)           Parent Termination Fee.

(i)           If Parent terminates this Agreement pursuant to Section 8.1(c), then Parent and Merger Sub shall pay or cause to be paid to the Company a fee of $14,340,000 in cash (the “Parent Termination Fee”) on the day such termination occurs and substantially concurrently with such termination.

(ii)          If the Company terminates this Agreement pursuant to (A) either of Sections 8.1c)(ii)(A) or 8.1(c)(ii)(B), then Parent and Merger Sub shall pay or cause to be paid to the Company the Parent Termination Fee within two Business Days after such termination, or (B) Section 8.1(c)(ii)(C), then Parent and Merger Sub shall pay or cause to be paid to the Company the Parent Termination Fee within two Business Days after such termination (provided, however, that, in the case of a termination of this Agreement pursuant to Section 8.1(c)(ii)(C), all references to the “Parent Termination Fee” herein shall be deemed to be $9,560,000).

(iii)         In the event any amount is payable pursuant to this Section 8.2(c), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company.

(iv)         If, within 12 months after the valid termination of this Agreement in accordance with Section 8.1(c) and the subsequent payment of the Parent Termination Fee pursuant to this Section 8.2(c) in connection therewith, the Company enters into a definitive agreement providing for any Company Competing Proposal with an aggregate value equal to or greater than $239,000,000, then the Company shall, concurrently with the consummation of such Company Competing Proposal, pay to Parent an amount equal to the Parent Termination Fee (less the reasonable fees and expenses of the Company actually incurred and documented in connection with the negotiation of this Agreement and in furtherance of the consummation of the Transactions).

(v)          For the avoidance of doubt, in no event shall Parent or Merger Sub be obligated to pay the Parent Termination Fee on more than one occasion.

(d)           Notwithstanding anything in this Agreement to the contrary, in the event that the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 8.2(b), other than with respect to claims for, or arising out of or in connection with, fraud or Willful Breach of this Agreement, payment of the Company Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent, its stockholders and their respective Representatives against the Company and its Representatives for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company or its Representatives or affiliates shall have any further liability relating to or arising out of this Agreement or the Merger or the other Transactions except as specified above.  Any Company Termination Fee paid by the Company to Parent shall be offset against any damages awarded to Parent pursuant to any claim based on fraud or Willful Breach of this Agreement.

(e)           Notwithstanding anything to the contrary contained herein, each of the Company and the Company Subsidiaries (on behalf of themselves and their affiliates, equityholders, directors, officers, employees, agents and Representatives) hereby (i) waives any rights or claims it or they may have against any Debt Financing Source in connection with this Agreement, any Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby or any theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, (ii) agrees not to commence any action or proceeding against any Debt Financing Source or Debt Financing Affiliate in connection with this Agreement, any Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby or any theory of law or equity (whether in tort, contract or otherwise) and (iii) agrees to cause any such action or proceeding asserted by the Company or any of the Company Subsidiaries (on behalf of themselves and their affiliates, equityholders, directors, officers, employees, agents and Representatives) in connection with this Agreement, any Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby or any theory of law or equity (whether in tort, contract or otherwise) against any Debt Financing Source or Debt Financing Affiliate to be dismissed or terminated.  In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source or Debt Financing Affiliate shall have any liability for claims or damages to the Company or any of the Company Subsidiaries in connection with this Agreement, any Debt Financing or the transactions contemplated hereby or thereby.  The provisions of this paragraph shall inure to the benefit of, and be enforceable by, each Debt Financing Source, Debt Financing Affiliate and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 8.2(e).

(f)            Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is a reasonable amount that shall compensate Parent and Merger Sub (in the case of the former) and the Company (in the case of the latter) in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Amendment and Modification; Waiver.

(a)           Subject to applicable Law and except as otherwise provided in this Agreement, prior to the Effective Time, this Agreement may be amended, modified and supplemented, by written agreement of each Party (as approved by action taken by its board of directors or a duly authorized committee thereof).  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)          At any time prior to the Effective Time, to the extent permitted by applicable Law, the Parties may, by action taken or authorized by each Party’s board of directors, or a duly authorized committee thereof, (i) extend the time for the performance of any of the obligations or acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

(c)           Notwithstanding anything to the contrary in this Agreement, neither this Section 9.1 nor any of Sections 8.2e), 9.8b), 9.10 and 9.11 may be amended, modified, waived or terminated in a manner adverse to the Debt Financing Sources without their prior written consent.

Section 9.2            Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.2 shall not limit any covenant or agreement of the Parties which (a) by its terms contemplates performance, in whole or in part, after the Effective Time, (b) are contained in this Article IX or (iii) are contained in Section 8.2.  The Parties acknowledge and agree that, from and after the Effective Time, they shall not be permitted to make, and no Party shall have any liability with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing.  For the avoidance of doubt, nothing herein shall impair Parent’s and the Surviving Corporation’s rights under any representations and warranties insurance policy that may be obtained by Parent in connection with this Agreement.

Section 9.3            Expenses.  Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 9.4            Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) if delivered by hand, when delivered, (b) if sent on a Business Day by email or facsimile transmission before 11:59 p.m. (recipient’s time) and receipt is confirmed, when transmitted, (c) if sent by email or facsimile transmission on a day other than a Business Day and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (d) if sent by email or facsimile transmission after 11:59 p.m. (recipient’s time) and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (e) if sent by registered, certified or first class mail, the third Business Day after being sent, and (f) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

(a)           If to Parent or Merger Sub:

LM US Parent, Inc.
c/o Laborie Medical Technologies Canada ULC
6415 Northwest Dr.
Mississauga, ON L4V 1X1
Canada
Attn.: Walter Stothers
E-Mail: wstothers@laborie.com
Facsimile:

With copies, which shall not constitute notice, to:

Patricia Industries
1177 Avenue of the Americas
47th Floor
New York, NY 10020
Attn.: Yuriy Prilutskiy
E-Mail: Yuriy.Prilutskiy@investorab.com
Facsimile: (212) 515-9000

and

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attn.:  James C.H. Lee
E-Mail:  james.lee@klgates.com
Facsimile:  (212) 536-3901

(b)           If to the Company:

Cogentix Medical, Inc.
5420 Feltl Road
Minnetonka, MN 55343
Attn.:	Darin Hammers
Brett Reynolds
E-Mail:	Darin.Hammers@cogentixmedical.com
Brett.Reynolds@cogentixmedical.com
Facsimile:  (952) 426-6152

With a copy, which shall not constitute notice, to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attn.:	Timothy S. Hearn
Jonathan A. Van Horn
E-Mail:	hearn.tim@dorsey.com
van.horn.jonathan@dorsey.com
Facsimile:  (612) 340-2868

Rejection or other refusal to accept or the inability to deliver a notice, request, demand, claim or other communication hereunder because of a changed address or changed facsimile number of which no notice was given as herein required shall be deemed to be receipt of the notice, request, demand, claim or other communication sent.  Any notice, request, demand, claim or other communication delivered, given or otherwise provided under this Agreement shall, if sent by electronic mail, expressly state in the subject line thereof, “NOTICE UNDER COGENTIX MERGER AGREEMENT.”

Section 9.5            Certain Definitions.  For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of Section 5.2.

“Activities to Date” has the meaning set forth in Section 3.24(b).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 3.22.

“Book-Entry Shares” has the meaning set forth in Section 2.5(b).

“Business Days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that a day on which banks in New York City are authorized or obligated by Law or executive order to close shall not be a “Business Day”.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 2.5(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plans” has the meaning set forth in Section 6.8(a).

“Company Balance Sheet” has the meaning set forth in Section 3.6.

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 1.2(a).

“Company Business” has the meaning set forth in Section 3.24(a).

“Company Bylaws” means the bylaws of the Company, as amended and restated and in effect as of the date of this Agreement.

“Company Capitalization Date” has the meaning set forth in Section 3.2(a).

“Company Certificate” means the Certificate of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date of this Agreement.

“Company Change of Recommendation” has the meaning set forth in Section 5.2(d).

“Company Competing Proposal” means any inquiry, proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time, including any amendment or modification to any inquiry, proposal or offer, with respect to any transaction or series of related transactions involving any direct or indirect (i) merger, consolidation, spin-off, share exchange (including a split-off) or business combination, joint venture or similar transaction involving the Company or any of the Company Subsidiaries representing 20% or more of the consolidated assets or annual revenues of the Company and the Company Subsidiaries, taken as a whole, (ii)  sale, lease, exchange, mortgage, transfer, license (other than licenses in the ordinary course of business), or other disposition of 20% or more of the consolidated assets (including the equity of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof), (iii)  purchase or sale of shares of capital stock or other securities representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer, (iv)  extraordinary dividend, reorganization, recapitalization, liquidation or dissolution of the Company or (v) other transaction having a similar effect to those described in clauses (i) through (iv).

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intervening Event” means a material Effect (a) that becomes known to the Company Board after the date hereof, (b) that was not known to, and was not reasonably foreseeable by, the Company Board or a committee thereof that authorized the execution of this Agreement (as the case may be), as of the date of this Agreement and (c) that does not relate in any way to any Company Competing Proposal; provided, that (i) any changes in the Share price or trading volume, in and of itself, shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (it being understood, however, that the Effects giving rise or contributing to such changes in price or trading volume may be taken into account for purposes of determining whether a Company Intervening Event has occurred), (ii) the Company meeting, failing to meet or exceeding any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (it being understood, however, that the Effects giving rise or contributing to such status may be taken into account for purposes of determining whether a Company Intervening Event has occurred) and (iii) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from any Governmental Entity in connection with this Agreement and the consummation of the Transactions shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred.

“Company Leased Real Property” has the meaning set forth in Section 3.17(b).

 “Company Licenses” has the meaning set forth in Section 3.24(b).

“Company Material Adverse Effect” means (i) any Effect that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred:  (a) any changes in general United States or global economic conditions; (b) conditions (or changes therein) in any industry or industries in which the Company and the Company Subsidiaries operate; (c) general economic or political conditions (or changes therein), including any changes affecting financial, credit or capital market conditions; (d) any change or prospective changes in GAAP or FASB interpretations thereof; (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes); (f) acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of terrorism or acts of armed hostility, or weather conditions or other natural disasters (including any material worsening of such conditions threatened or existing as of the date of this Agreement); (g) the execution and delivery of this Agreement or the consummation of the Transactions; (h) changes in the Share price, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); (i) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); (j) the pendency or public announcement of the execution of this Agreement or the Transactions, including any resulting litigation; or (k) any action or failure to take any action that is expressly required by this Agreement (but, for the avoidance of doubt, excluding the Company and the Company Subsidiaries operating in the ordinary course of business) or expressly consented to or requested by Parent in writing; provided, further, however, that any Event referred to in clauses (a) through (f) shall be taken into account in determining whether there has been a Company Material Adverse Effect to the extent that such Effect has a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other entities operating in the same industry or industries in which the Company and the Company Subsidiaries operate; or (ii) any Effect that, individually or in the aggregate, would prevent, materially delay or materially impair the commencement of, or the purchase of or payment for Shares tendered pursuant to, the Offer, or the Company’s ability to consummate the Merger; provided, further, however, that the exceptions in clause (j) above shall not apply with respect to references to a Company Material Adverse Effect in those portions of the representations and warranties contained in Section 3.3(c) and Section 3.3(d) to the extent the purposes of such representations and warranties is to address the consequences resulting from the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions.

“Company Material Contracts” has the meaning set forth in Section 3.18(a).

“Company Options” has the meaning set forth in Section 2.8(a).

“Company Owned Real Property” has the meaning set forth in Section 3.17(a).

“Company Permits” has the meaning set forth in Section 3.8(b).

“Company Permitted Lien” means any Lien (i) that is for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established on the Company Balance Sheet, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, but not as a result of non-payment unless such Lien is being contested in good faith, (iii) that is in respect of deposits or pledges made in connection with, or to secure the payment of, workers’ compensation, unemployment insurance of similar programs mandated by applicable Law, (iv) that is statutory in nature and secures obligations to landlords or lessors under leases that have not been breached, (v) that constitutes an easement, license, lease, covenant, restriction or other encumbrance of record in the applicable real property records, (iv) that is in respect of a non-exclusive object code license of software by the Company or any Company Subsidiary or any reseller or distributor of the Company or any Company Subsidiary in the ordinary course of business, (v) zoning and other land use restrictions, (vi) created by an act or omission of Parent or Merger Sub, (vii) created or permitted with the written consent of Parent in its reasonable discretion, or (viii) securing liabilities which are reflected or reserved against on the face of the Company Balance Sheet.

“Company Products” has the meaning set forth in Section 3.24(a).

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Stock Plans” has the meaning set forth in Section 2.8(a).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide written Company Competing Proposal (with references to 20% being deemed to be replaced with references to 50%) which (i) the Company Board or a duly authorized committee thereof, determines in good faith after consultation with the Company’s outside legal and financial advisors, and after taking into account all financial (including economic and financing terms (including certainty of financing)), legal, regulatory, and other aspects (including the form of consideration and the Person making the proposal) of such Company Competing Proposal, to be more favorable to the stockholders of the Company from a financial point of view than the Transactions, taking into account all relevant factors (including all the terms and conditions of such Company Competing Proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Company Competing Proposal or otherwise), the expectation of obtaining required regulatory and other approvals, the likelihood and anticipated timing of consummation) and the form of consideration offered to the Company’s stockholders (including whether such consideration consists of cash or securities having a readily ascertainable value or some combination thereof)), and (ii) would reasonably be expected to be completed on the terms proposed by the Person making such Company Competing Proposal (taking into account all financial (including economic and financing terms (including certainty of financing)), legal, regulatory, and other aspects (including the form of consideration and the Person making the proposal) of such Company Competing Proposal).

“Company Termination Fee” has the meaning set forth in Section 8.2(b)(i).

“Competition Laws” has the meaning set forth in Section 3.23.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated June 16, 2017, between Laborie Medical Technologies Canada ULC and the Company, as may be amended.

“Continuing Employees” has the meaning set forth in Section 6.8(a).

“Contract” means any written or oral agreement, contract, subcontract, purchase order, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“D&O Insurance” has the meaning set forth in Section 6.5.

“Debt Financing” means the debt financing, if any, provided to Parent and/or its affiliates in respect of the Transactions.

“Debt Financing Affiliate” means the Persons (including any lenders, agents and arrangers), other than the Parties hereto, that have committed to provide or otherwise entered into agreements in connection with any Debt Financing in connection with the Transactions, and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their affiliates and their and their affiliates’ respective former, current and future officers, directors, employees, agents, advisors, general or limited partners, managers, members, stockholders and Representatives involved in any Debt Financing and any successors or assigns of any of the foregoing.  The Parties agree and acknowledge that none of Parent, Merger Sub or Guarantor is a Debt Financing Affiliate.

“Debt Financing Letter Agreement” has the meaning set forth in Section 4.5(e).

“Debt Financing Sources” means the entities that may, directly or indirectly, commit to provide or to cause to provide, or otherwise enter into agreements in connection with, any Debt Financing in connection with the Transactions, including the lender parties to any corresponding “debt commitment letter” and any related commitments to purchase any Debt Financing or any part thereof from such entities, and to any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with any such debt commitment letter (and any related fee letter) or any such related commitments) relating thereto, together with the respective affiliates of such entities, the respective officers, directors, employees, agents and other Representatives of such entities and their respective affiliates, and any successors or assigns of any of the foregoing.  The Parties agree and acknowledge that none of Parent, Merger Sub or Guarantor is a Debt Financing Source.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Share” has the meaning set forth in Section 2.7(a).

“Divestiture Actions” has the meaning set forth in Section 6.2(c).

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 8.1(e).

“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar Law of general application (b) to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) or (c), with respect to any Contract with a Governmental Entity, the rights reserved to the Governmental Entity under applicable Law.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Fungicide, Insecticide and Rodenticide Act (7 U.S.C. § 136 et seq.), or the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq., the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder, or any other Law of similar effect.

“Environmental Permits” means any permit, license, authorization, approval or Regulatory Approval required or issued under applicable Environmental Laws.

“Equity Financing” has the meaning set forth in Section 4.5(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Expiration Date” has the meaning set forth in Section 1.1(d).

“FDA Fraud Policy” has the meaning set forth in Section 3.24(h).

“FDCA” has the meaning set forth in Section 3.24(f).

“GAAP” has the meaning set forth in Section 3.4(b).

“Government Grants” has the meaning set forth in Section 3.27.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including any arbitral body, (b) any public international governmental organization, or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

“Healthcare Laws” means the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320-a7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalties Law (42 U.S.C. § 1320-a7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse including 18 U.S.C. §§ 286, 287, 1001 and 1347, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the Physician Payments Sunshine Law (42 U.S. § 1320-a7h), the exclusion laws (42 U.S.C. § 1320a-7), the European Medical Device Directives (Directive 93/42/EEC, 90/385/EEC, and 98/79/EC as amended) (the “Medical Device Directives”) and any European Economic Area Member State laws implementing the provisions of these directives, the Misleading and Comparative Advertising Directive (2006/114/EC), the Unfair Commercial Practices Directive (2005/29/EC), and any European Economic Area Member State laws implementing the provisions of these directives, all regulations promulgated pursuant to such Laws, and any other Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of pharmaceutical or medical device products, or that is related to fraud and abuse, kickbacks, false claims, patient or program charges, pricing, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing healthcare items and services.

HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person,

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c)           net obligations of such Person under any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases;

(g)          synthetic lease obligations;

(h)          obligations outstanding under securitization facilities; and

(i)            any guarantee (other than customary nonrecourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument; provided, however, that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 6.5.

“Intellectual Property” means all rights in or to all U.S. or foreign (a) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) original works of authorship in any medium of expression, whether or not published, copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations.

“Initial Expiration Date” has the meaning set forth in Section 1.1(d).

“Knowledge of the Company” means the knowledge, after due inquiry of Company or Company Subsidiary employees reasonably likely to have applicable knowledge, of the Persons set forth on Section 9.5 of the Company Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, directive, ruling, judgment, order, injunction, arbitration award, agency requirement, license, permit or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, dispute, controversy, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Letter Agreement” has the meaning set forth in the Recitals.

“liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, loss, damage, deficiency, guaranty or endorsement, in each case, of any kind or nature, of or by any Person, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“License Agreements” has the meaning set forth in Section 3.16(c).

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, claim, option, right of first refusal, preemptive right, community property interest or restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Loan Agreement” means that certain loan agreement, dated September 18, 2015, by and among the Company and certain of the Company Subsidiaries, on the one hand, and Venture Bank, a Minnesota banking corporation, on the other hand, as further amended or modified from time to time.

“Material Intellectual Property” has the meaning set forth in Section 3.16(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.5(a)(iii).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Annex I.

“NASDAQ” means the Nasdaq Stock Market LLC.

“Offer” has the meaning set forth in the Recitals.

“Offer Acceptance Time” means the time Merger Sub, for the first time, irrevocably accepts for payment Shares validly tendered and not validly withdrawn pursuant to the Offer.

“Offer Conditions” has the meaning set forth in Section 1.1(b).

“Offer Documents” has the meaning set forth in Section 1.1(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.1(c).

“Order” has the meaning set forth in Section 3.13.

“Other Antitrust Law” means the antitrust and competition Laws of all jurisdictions other than the United States.

“Paying Agent” has the meaning set forth in Section 2.6(a).

“Payment Fund” has the meaning set forth in Section 2.6(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would prevent, materially delay or materially impair consummation of the Offer, payment for Shares tendered pursuant to the Offer or Parent’s ability to consummate the Merger.

“Parent Termination Fee” has the meaning set forth in Section 8.2(c)(i).

“Party” has the meaning set forth in the Preamble.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Pre-Closing Period” has the meaning set forth in Section 5.2(a).

“Real Property Leases” has the meaning set forth in Section 3.17(b).

“Regulatory Approval” means a written approval or other notification from an appropriate Government Entity pursuant to an applicable Environmental Law, including granting commercial use, export or import approval, or responding to a letter of inquiry regarding regulatory status under the Environmental Law.

“Reimbursement Obligations” has the meaning set forth in Section 6.3(c).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Removal, Remedial or Response” mean actions to remove, remedy or respond to (i) soil, groundwater or other contamination or (ii) a Release, in either case as those actions may be required by or arise under Environmental Laws or by Governmental Entities.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Parent or the Company, as applicable, and its respective Subsidiaries.

“Restricted Shares” has the meaning set forth in Section 2.8(b).

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(h).

“SEC” means the United States Securities and Exchange Commission.

“Section 262” has the meaning set forth in Section 2.7(a).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

“Solvent” means, with respect to any Person, that (a) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all of its liabilities as such liabilities mature, (c) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries and (d) such Person has not incurred nor does it plan to incur debts beyond its ability to pay as they mature.  The amount of any contingent or unliquidated liability at any time will be computed as the amount which, in light of all facts and circumstances existing at such time, can reasonably be expect to become an actual or mature liability.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Company Superior Proposal entered into by and between the Company and the Person making a Company Superior Proposal.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated or computed, and any escheat amounts or other amounts due in respect of unclaimed property, and in respect of each and every of the foregoing, any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tender and Support Agreements” has the meaning set forth in the Recitals.

“Transactions” means all of the transactions contemplated by this Agreement, including the Offer and the Merger.

“U.S. Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“WARN” has the meaning set forth in Section 3.15(k).

“Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the actual knowledge of the breaching Party, and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, an intentional and material failure to perform that is the consequence of an action or omission by the breaching Party with the actual knowledge that the taking of such act or failure to act would constitute a breach of any agreement or covenant in this Agreement.

Section 9.6            Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” or “but not limited to”.  As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.  Any definition of or reference to any Contract herein shall be construed as referring to such Contract as from time to time amended, supplemented or otherwise modified (except for any Contracts required to be included on the Company Disclosure Schedule).  When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries, successors and assigns of such Person unless otherwise indicated or the context otherwise requires.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.  Prior drafts of this Agreement and the documents referred to herein or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or the documents referred to herein shall be deemed to not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto, it being understood that none of the foregoing shall result in any presumption or burden of proof either favoring or disfavoring any Party by virtue of such prior drafts.  The words “hereof,” “herein,” “hereinafter” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise.  The term “or” has the inclusive meaning represented by the phrase “and/or”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean the ordinary course of business consistent with past practice and custom (including, if applicable, with respect to quantity, frequency and amount).  The term “dollars” and character “$” shall mean United States dollars.  Any reference herein or in the Company Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Parent, Merger Sub or their respective Representatives, or words of similar import, shall be deemed to refer to such documents as were made available and accessible to Parent and Parent’s Representatives for their review by posting to the electronic data room hosted by IntraLinks no later than the day prior to the execution of this Agreement.  The listing of any matter on the Company Disclosure Schedule shall not be deemed to constitute an admission by the Company to any Person not a Party, or to otherwise imply to any Person not a Party, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement.  No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or Law shall be construed as an admission or indication to any Person not a Party that any such breach or violation exists or has actually occurred.  In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company’s representations, warranties or covenants set forth in this Agreement.  Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, then the end date of such period being measured shall be the next actual day of the month or year following that month or year in which no corresponding date exists (for example, one month following February 18 is March 18, and one month following March 31 is May 1).  With respect to the determination of any period of time, the words “from” and “since” mean “from and including” and “since and including,” respectively, and the words “to” and “until” each mean “to and including.”  In interpreting and enforcing this Agreement, each representation and warranty will be given independent significant of fact and will not be deemed superseded or modified by any other representation or warranty. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same or similar subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or that there is an inaccuracy in, the first representation, warranty or covenant.

Section 9.7            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.8            Entire Agreement; Third-Party Beneficiaries.

(a)           This Agreement (including the Company Disclosure Schedule), the Confidentiality Agreement, the Tender and Support Agreements, the Restrictive Covenant Agreements and the Letter Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except as provided in this Section 9.8(b) and Section 6.5 (with respect to the Indemnified Parties) and this Section 9.8(b) and Sections 9.1, 9.10 and 9.11 (with respect to the Debt Financing Sources), neither this Agreement (including the Company Disclosure Schedule) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.  Notwithstanding anything to the contrary in this Agreement, (i) the Indemnified Parties shall have the right to enforce the provisions of this Section 9.8(b) and Section 6.5, (ii) the Debt Financing Sources shall have the right to enforce the provisions of this Section 9.8(b) and 8.2e), 9.1, 9.10 and 9.11, and (iii) the Debt Financing Affiliates shall have the right to enforce the provisions of Section 8.2(e).  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.1 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.10          Governing Law; Jurisdiction.  This Agreement, and any Legal Proceeding arising out of, relating to, or in connection with this Agreement, shall be governed by, and construed in accordance with, the Law of the State of Delaware, regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.  In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.4, in addition to any other method to serve process permitted by applicable Law.  Notwithstanding anything in this Agreement to the contrary, each of the Parties agrees that (i) it will not bring or support any Legal Proceedings against the Debt Financing Sources arising out of or related to this Agreement, including any dispute arising out of or relating in any way to any Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, whether a state or federal court and (ii) the provisions of Section 9.11 relating to the waiver of jury trial shall apply to any such Legal Proceedings.

Section 9.11          Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DEBT FINANCING).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12          Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent; provided, however, that no such assignment shall be permitted without the prior written consent of the other Parties if such assignment could increase the risk that any of the conditions set forth in Article VII may not be timely satisfied, result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect the Company; provided, further, however, that no such assignment shall relieve Parent or Merger Sub of any liability under this Agreement.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.13          Enforcement; Remedies.

(a)           Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(b)          Each Party to this Agreement agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement (i) the non-breaching Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such breach or threatened breach, and (ii) such Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Letter Agreement or otherwise, it is explicitly agreed that the Company shall not be entitled to specific performance of, or other equitable remedies in connection with enforcing, Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded (or to cause directly such Equity Financing to be Funded under the Letter Agreement) and to cause the Offer Acceptance Time to occur and to effect the Closing (but not the right of the Company to seek such specific performance or other equitable remedies for any other reason) unless (i) all conditions in Annex I were satisfied (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to those conditions being able to be satisfied) or waived on the Expiration Date), (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, and (iii) the Company has irrevocably confirmed in writing that it is prepared to consummate the Closing and stands ready, willing and able to consummate the Closing.

(d)           The Parties’ rights in this Section 9.13 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.13 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).  For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LM US Parent, Inc.

By	/s/ Michael Frazzette

	Name:	Michael Frazzette
	Title:	Chief Executive Officer

Camden Merger Sub, Inc.

By	/s/ Michael Frazzette

	Name:	Michael Frazzette
	Title:	President

[Signature Page to Agreement and Plan of Merger]

COGENTIX MEDICAL, INC.

By	/s/ Darin R. Hammers

	Name:	Darin R. Hammers
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other terms or provisions of the Offer or this Agreement to which this Annex I is attached, Merger Sub shall not be obligated, and Parent shall not be obligated to cause Merger Sub, to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act), shall not be obligated to pay for, and may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if:

(a)           there shall not have been validly tendered and not validly withdrawn pursuant to the Offer that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the depositary for the Offer in full settlement or satisfaction of such guarantee) that, when added to the Shares then owned by Merger Sub, would represent one Share more than one half of all Shares outstanding immediately prior to the Offer Acceptance Time (for the avoidance of doubt, including in the number of Shares outstanding immediately prior to the Offer Acceptance Time, (i) to the extent the Company has received a notice of exercise with respect to any Company Options prior to the Offer Acceptance Time, the Shares that the Company would be required to issue upon the exercise of such Company Options and (ii) any Restricted Shares) (the “Minimum Condition”);

(b)           immediately prior to the expiration of the Offer, any of the following conditions shall not have been satisfied (or, to the extent permitted under this Agreement and applicable Law, waived):

(i)            (1) the representations and warranties of the Company set forth in Section 3.2(a) of this Agreement shall be accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Expiration Date, as if made as of such Expiration Date (other than such inaccuracies as to the equity capitalization of the Company that do not, individually or in the aggregate, increase the aggregate consideration required to be paid by Parent or Merger Sub under Article II by more than a de minimis amount); (2) the representations and warranties of the Company set forth in Section 3.1, Section 3.2(b), Section 3.2(c), Section 3.3(a), Section 3.28 and Section 3.31 of this Agreement shall have been accurate, in all material respects, as of the date of the Agreement, and shall be accurate, in all material respects, at and as of the Expiration Date as if made on and as of such Expiration Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date); and (3) the other representations and warranties of the Company set forth in this Agreement shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Expiration Date as if made on and as of such Expiration Date, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(ii)          the Company shall have performed or complied, in all material respects, with all covenants and obligations that the Company is required to comply with or to perform under the Agreement prior to the Expiration Date;

(iii)         Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions in clauses (b)(i) and (b)(ii) above have been satisfied;

(iv)         since the date of the Agreement, there shall not have occurred a Company Material Adverse Effect (whether or not Effects occurring prior to the execution and delivery of this Agreement cause or contributed to the occurrence of such Company Material Adverse Effect);

(v)          there shall not have been issued by any Governmental Entity of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other Order (A) preventing the acceptance for payment of, or payment for, Shares or the consummation of the Offer or the Merger, (B) restraining or prohibiting Parent’s or its affiliates’ ownership or operation of the business of the Company or any Company Subsidiary, or of Parent or its affiliates, or compelling Parent or any of its affiliates to dispose or hold separate all or any portion of the business or assets of the Company or any Company Subsidiary or of Parent or its affiliates or (C) imposing or confirming material limitations on the ability of Parent or any of its affiliates effectively to exercise full rights of ownership of the Shares;

(vi)         there shall not have been any Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Entity, or any action by any Governmental Entity, other than the application to the Offer or the Merger of the applicable waiting periods under the HSR Act, which would have any of the effects referred to in clause (A) of paragraph (v) above;

(vii)        there shall not be pending any Legal Proceeding brought by a Governmental Entity having authority over Parent, Merger Sub or the Company wherein a judgment would have any of the effects referred to in paragraph (v) above;

(viii)       the waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated;

(ix)          (A) a Company Change of Recommendation shall not have occurred, and (B) the Company shall not have approved, endorsed or recommended a Company Competing Proposal; or

(c)           the Agreement shall have been terminated in accordance with its terms and the Offer shall have been terminated in accordance with the terms of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided, however, that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT A

FORM OF LETTER AGREEMENT

Final Form

March 11, 2018

LM US Parent, Inc.
400 Avenue D, Suite 10
Williston, VT 05495

Camden Merger Sub, Inc.
400 Avenue D, Suite 10
Williston, VT 05495

Re: Letter Agreement

Ladies and Gentlemen:

Laborie Medical Technologies Canada ULC, an unlimited liability company incorporated under the laws of British Columbia (“Investor”), is pleased to offer this (i) commitment, subject to the terms and conditions contained herein, in connection with that certain Agreement and Plan of Merger, dated as of March [•], 2018 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Cogentix Medical, Inc., a Delaware corporation (the “Company”), LM US Parent, Inc., a Delaware corporation (“Parent”), and Camden Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent, and (ii) guarantee of the payment obligations of Parent and Merger Sub under the Merger Agreement, subject to the terms and conditions therein. This letter agreement is being delivered by Investor to Parent and Merger Sub solely in connection with the execution of the Merger Agreement, and to induce the Company to enter into the Merger Agreement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

1.            Commitment. Subject to the terms and conditions set forth in this letter agreement (including Section 2), Investor hereby agrees to contribute, or cause to be contributed as an equity contribution to Parent or Merger Sub, a maximum aggregate amount of cash up to the aggregate amount of all consideration payable pursuant to the Merger Agreement, plus Parent Expenses (as defined below) plus all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in connection with enforcement hereunder by the Company, if applicable (together, the “Commitment”) solely for purposes of funding:

(a)           the payment (i) at the Offer Acceptance Time of the aggregate amount payable to holders of Shares validly tendered, and not validly withdrawn, pursuant to the Offer, (ii) at the Closing of the aggregate amount of all Merger Consideration, pursuant to Article II of the Merger Agreement (the amounts described in clauses (i) and (ii), the “Transaction Consideration”) and (iii) the payment of all fees, expenses and other amounts payable by Parent and Merger Sub in connection with the transactions contemplated by the Merger Agreement (such amounts in this clause (iii), “Parent Expenses”);

(b)          the payment of damages arising out of, caused by or resulting from a Willful Breach by Parent or Merger Sub of their respective obligations under the Merger Agreement, in the aggregate, up to an amount equal to an amount equal to the aggregate of the consideration payable pursuant to the Merger Agreement (as described in subsections (a) and (b) above) were the Offer Acceptance Time and the Closing to have occurred, plus any reasonable fees and expenses of the Company actually incurred and documented in connection with the enforcement of an award of such damages (the “Willful Breach Cap Amount”); and

(c)           the Parent Termination Fee (if applicable) required to be paid by Parent or Merger Sub in connection with the termination of the Merger Agreement pursuant to, and in accordance with, Section 8.2(c) of the Merger Agreement.

As used herein, “Final Order” shall mean (i) a final and binding award or decision of an arbitral tribunal, with respect to claims submitted to arbitration, (ii) with respect to a party’s application for emergency or interim relief, including specific performance under Section 2 of this letter agreement and/or Section 3 of this letter agreement, submitted to a court of competent jurisdiction, a final order or judgment of such court, or (iii) a written agreement between the Company, on the one hand, and Parent, Merger Sub or Investor, on the other hand, that amounts are due and owing by the Company, Parent, Merger Sub and/or Investor, as applicable.  Investor reserves the right to fulfill its obligations pursuant to this letter agreement by contributing share capital, share premium reserve and/or subordinated shareholder loans to the Parent or Merger Sub or by any other means, so long as the Parent or Merger Sub receives the amount of the Commitment in cash solely for the uses expressly contemplated by this Section 1.

2.             Conditions. Investor’s obligation to fund, or cause to be funded, the Commitment pursuant to this letter agreement is subject to the satisfaction of the following conditions, as applicable:

(a)           With respect to Section 1(a) above, either (i) the satisfaction, or express written waiver by Parent and Merger Sub, at Closing, of all conditions precedent to the obligations of Parent and Merger Sub to accept for payment, and pay for, those Shares validly tendered pursuant to the Offer, and not validly withdrawn, set forth in Annex I to the Merger Agreement, or (ii) a Final Order shall have been obtained awarding specific performance or other equitable remedy to specifically enforce Parent’s and Merger Sub’s obligations to accept for payment, and pay for, those Shares validly tendered pursuant to the Offer, and not validly withdrawn, or to consummate the Closing on the terms and conditions set forth in the Merger Agreement (the “Closing Specific Performance Remedy”); provided that (1) Investor and/or its permitted assignees will not have any obligation under any circumstances to contribute to, purchase equity or debt securities of or otherwise provide funds to Parent or Merger Sub pursuant to Section 1(a) above in any amount in excess of the Commitment, (2) the equity contributed by Investor and/or its permitted assignees to Parent or Merger Sub pursuant to this Section 2(a) may only be used by Parent or Merger Sub to satisfy the obligations described in Section 1(a), and not for any other purpose and (3) funding of the Commitment with respect to Section 1(a) above will occur substantially contemporaneously with the Offer Acceptance Time. In the event that the Transaction Consideration is reduced in accordance with the terms of the Merger Agreement and therefore Parent and Merger Sub do not require Investor to fund all of the equity financing with respect to which Investor has made its Commitment in order to consummate the Transactions contemplated by the Merger Agreement, then the amount required to be funded by Investor under this letter agreement pursuant to Section 1(a) will be correspondingly reduced. In the event that Parent and Merger Sub do not require the total aggregate amount of the Commitment in order to consummate the Transactions, the amount to be funded under this letter agreement will be reduced, without limitation, by the amount (if any) of the debt financing proceeds funded at the Closing to fund a portion of the Transaction Consideration and to pay related expenses and other amounts payable by Parent or Merger Sub at the Closing.

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(b)           With respect to Section 1(b) above, a Final Order shall be obtained awarding the Company damages arising out of, caused by or resulting from a Willful Breach by Parent or Merger Sub of their obligations under the Merger Agreement, in each case, in the aggregate, up to the Willful Breach Cap Amount and subject to the terms and conditions of the Merger Agreement; provided that (i) Investor and/or its permitted assignees will not have any obligation under any circumstances to contribute to, purchase equity or debt securities of or otherwise provide funds to Parent or Merger Sub pursuant to Section 1(b) above in any amount in excess of the Willful Breach Cap Amount, (ii) the equity contributed by Investor and/or its permitted assignees to Parent  or Merger Sub pursuant to this Section 2(b) may only be used by Parent or Merger Sub to satisfy the obligations described in Section 1(b), and not for any other purpose and (iii) funding of the amount payable for damages arising out of, caused by or resulting from a Willful Breach pursuant to Section 1(b) above, which such amount shall not exceed the Willful Breach Cap Amount, will occur within two Business Days of receipt of such Final Order.

(c)           With respect to Section 1(c) above, the valid termination of the Merger Agreement by Parent or the Company pursuant to and in accordance with Section 8.1(c) of the Merger Agreement; provided that (1) Investor and/or its permitted assignees will not have any obligation under any circumstances to contribute to, purchase equity or debt securities of or otherwise provide funds to Parent or Merger Sub pursuant to Section 1(c) above in any amount in excess of the Parent Termination Fee, and (2) the equity contributed by Investor and/or its permitted assignees to Parent or Merger Sub pursuant to this Section 2(c) may only be used by Parent or Merger Sub to satisfy the obligations described in Section 1(c), and not for any other purpose and (3) the funding of the Parent Termination Fee with respect to Section 1(c) above will occur on the day the Merger Agreement termination occurs and substantially contemporaneously with such termination.

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3.             Enforcement/Recourse. The Company is hereby made a third party beneficiary of the rights granted to Parent hereby and shall be entitled to seek an injunction, an order for specific performance or any other non-monetary equitable remedy to cause the Commitment (or a portion thereof, as applicable in accordance with this letter agreement) to be funded, but in each case, if and only to the extent permitted by, and subject to the limitations set forth in, this letter agreement. Notwithstanding anything that may be expressed or implied in this letter agreement, or in any agreement or instrument delivered or statement made or action taken in connection herewith or otherwise, by their acceptance of the benefits of letter agreement, the Company hereby covenants, acknowledges and agrees that:

(a)           (i) rights of the Company as a third party beneficiary as set forth in this letter agreement, (ii) remedies against Parent or Merger Sub and their successors or assignees under the Merger Agreement and (iii) remedies against Investor under the Mutual Nondisclosure Agreement, dated as of June 16, 2017 (the “Confidentiality Agreement”), by and between Investor and the Company (collectively, the “Retained Claims”), in each case, shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against any Non-Recourse Party (as defined herein) in respect of any liabilities arising under, or in connection with, this letter agreement, the Merger Agreement, the Confidentiality Agreement or the transactions contemplated hereby or thereby, including without limitation in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by Investor’s breach of its obligations under this letter agreement; and

(b)          other than as expressly set forth in Section 3(a) above solely with respect to Investor, Parent and/or Merger Sub (including their respective successors and assignees), by its acceptance of the benefits of this letter agreement, as applicable (i) no Person (other than Investor) has any obligations hereunder, and no recourse shall be had hereunder (or for any claim hereunder based on, in respect of, or by reason of the obligations of Investor hereunder) against, and no personal liability shall attach to, be imposed upon, or otherwise incurred by, any Non-Recourse Party in connection with this letter agreement, the Merger Agreement, Confidentiality Agreement or otherwise, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent, Merger Sub, the Company or any other Person against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise.

As used herein, the term “Non-Recourse Parties” shall mean, individually or collectively, any direct or indirect former, current or future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, lenders, members, managers, general or limited partners, shareholders or assignees of Investor, Parent, Merger Sub and any and all direct or indirect former, current or future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, lenders, members, managers, general or limited partners, shareholders or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing; provided, however, in no event shall Non-Recourse Parties be interpreted to include Investor, Merger Sub or Parent.

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4.            Limitation of Liability. NOTWITHSTANDING ANY OTHER TERM OR CONDITION OF THIS LETTER AGREEMENT BUT SUBJECT TO THE CLOSING SPECIFIC PERFORMANCE REMEDY, (A) THE LIABILITY OF INVESTOR WITH RESPECT TO ANY LOSS, DEFICIENCY, LIABILITY, OBLIGATION, SUIT, ACTION, CLAIM, DAMAGE, COST OR EXPENSE (INCLUDING COURT COSTS, AMOUNTS PAID IN SETTLEMENT, JUDGMENTS, OUT OF POCKET ATTORNEYS’ FEES OR OTHER OUT-OF-POCKET COSTS AND EXPENSES, INCLUDING INTEREST AND PENALTIES, COSTS AND EXPENSES FOR INVESTIGATING, DEFENDING AND ENFORCING ITS RIGHTS) (ANY “DAMAGES”) INCURRED BY THE COMPANY IN CONNECTION WITH ANY BREACH BY PARENT OR MERGER SUB OF ITS OBLIGATIONS CONTAINED IN THE MERGER AGREEMENT OR ANY BREACH BY INVESTOR OF THIS LETTER AGREEMENT SHALL, UNDER NO CIRCUMSTANCES, WHETHER ON ACCOUNT OF ANY CLAIM OF ACTUAL, SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR ANY OTHER FORM OF DAMAGES OR OTHERWISE, EXCEED AN AMOUNT EQUAL TO THE WILLFUL BREACH CAP AMOUNT (OR, IN THE CASE OF A TERMINATION OF THE MERGER AGREEMENT PURSUANT TO SECTION 8.1(C) OF THE MERGER AGREEMENT, EXCEED AN AMOUNT EQUAL TO THE PARENT TERMINATION FEE), (B) UNDER NO CIRCUMSTANCES MAY ANY PERSON BUT PARENT OR MERGER SUB OR THE COMPANY BRING ANY ACTION UNDER THIS LETTER AGREEMENT, AND (C) THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE WILLFUL BREACH CAP AMOUNT DOES NOT REPRESENT LIQUIDATED DAMAGES. NOTWITHSTANDING THE FOREGOING, IF THE COMPANY OR ANY OF ITS AFFILIATES ASSERTS IN ANY LEGAL ACTION THE WILLFUL BREACH CAP AMOUNT CAPPING INVESTOR’S LIABILITY FOR A BREACH OF THIS LETTER AGREEMENT (OR, IN THE CASE OF A TERMINATION OF THE MERGER AGREEMENT PURSUANT TO SECTION 8.1(C) OF THE MERGER AGREEMENT, THE AGREED UPON LIQUIDATED DAMAGES EQUAL TO THE PARENT TERMINATION FEE) IS ILLEGAL, INVALID OR UNENFORCEABLE IN WHOLE OR IN PART, OR THAT INVESTOR IS LIABLE PURSUANT TO SECTION 5 IN EXCESS OF OR TO A GREATER EXTENT THAN AN AMOUNT EQUAL TO THE WILLFUL BREACH CAP AMOUNT (OR, IN THE CASE OF A TERMINATION OF THE MERGER AGREEMENT PURSUANT TO SECTION 8.1(C) OF THE MERGER AGREEMENT, GREATER THAN THE AMOUNT OF THE PARENT TERMINATION FEE), THEN (X) THE OBLIGATIONS OF INVESTOR UNDER THIS LETTER AGREEMENT SHALL TERMINATE AB INITIO AND BE NULL AND VOID, (Y) IF INVESTOR HAS PREVIOUSLY MADE ANY PAYMENTS UNDER THIS LETTER AGREEMENT, IT SHALL BE ENTITLED TO RECOVER SUCH PAYMENTS, AND (Z) NEITHER INVESTOR NOR THE NON-RECOURSE PARTIES SHALL HAVE ANY FURTHER LIABILITY WHATSOEVER (WHETHER AT LAW OR IN EQUITY, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) TO ANY PERSON UNDER THIS LETTER AGREEMENT, INCLUDING SUCH PERSON’S EQUITYHOLDERS AND AFFILIATES.

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5.             Investor Obligations.

(a)           Notwithstanding anything to the contrary herein (but in all cases subject, for the avoidance of doubt, to the satisfaction of the conditions precedent set forth in Section 2), Investor hereby absolutely, irrevocably and unconditionally guarantees to Parent, Merger Sub and the Company the due and punctual performance and discharge of all of the payment obligations of Parent and Merger Sub under the Merger Agreement (collectively, the “Guaranteed Obligations”); provided, that in no event shall the aggregate liability of Investor hereunder exceed the Willful Breach Cap Amount (or, in the case of a termination pursuant to Section 8.1(c) of the Merger Agreement, exceed an amount equal to the Parent Termination Fee). If Parent or Merger Sub fails to discharge any portion of the Guaranteed Obligations when due, upon the Company’s demand, Investor’s liability to Parent, Merger Sub and the Company hereunder in respect of such portion of the Guaranteed Obligations shall become immediately due and payable, and the Company may at any time and from time to time, at the Company’s option, and so long as Parent and Merger Sub have failed to discharge the Guaranteed Obligations, take any and all actions available hereunder to collect Investor’s liabilities hereunder in respect of such Guaranteed Obligations. In furtherance of the foregoing, Investor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against Investor for the unsatisfied Guaranteed Obligations, regardless of whether any such action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions. For the avoidance of doubt, Investor may satisfy any or all of the Guaranteed Obligations with a direct payment to the Company and in no event will Investor have any obligation to contribute such amount to the capital of Parent or Merger Sub, and such direct payment will be considered as satisfaction (to the extent of such payment) of Parent’s and Merger Sub’s obligations under the applicable provision of the Merger Agreement and of Investor’s obligations under this Section 5. The guarantee of payment obligations of Investor under this Section 5 shall be referred to as the “Guarantee”.

(b)           Investor’s liability under this Section 5 is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by the parties to the Merger Agreement in accordance with the terms of the Merger Agreement. Without limiting the foregoing, none of the Company, Merger Sub or the Company shall be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Parent, Merger Sub or the Company to so file shall not affect Investor’s obligations hereunder. The Guarantee is a guarantee of payment and not of collection. In the event that any payment to the Company in respect of any Guaranteed Obligations is rescinded or must otherwise be returned to Parent, Merger Sub or Investor for any reason whatsoever, Investor shall remain liable hereunder with respect to the unpaid Guaranteed Obligations as if such payment had not been made.

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(c)           Investor agrees that the Company may, in its sole discretion, at any time and from time to time, without notice to or further consent of Investor, extend the time of payment of any of the Guaranteed Obligations, and may also enter into any agreement with Parent and Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting Investor’s obligations under the Guarantee or affecting the validity or enforceability of the obligations of Investor under this Section 5. Subject to termination of this letter agreement as provided herein, Investor agrees that the obligations of Investor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or Investor; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (iii) any change in the legal existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; or (iv) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against Parent or Merger Sub. Investor waives promptness, diligence, notice of the acceptance of the Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all (other than notices to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium or other similar law now or hereafter in effect or any right to require the marshaling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations. Investor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in the Guarantee are knowingly made in contemplation of such benefits.

(d)          Investor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of Investor’s obligations under or in respect of the Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification.

(e)           Notwithstanding anything to the contrary contained in this Section 5 or otherwise, in addition to any contractual defenses of Investor on the basis of a breach of this letter agreement, Investor shall have all defenses to the payment of its obligations under this Section 5 that would be available to Parent, Merger Sub or any assignee in respect of the Merger Agreement with respect to the Guaranteed Obligations (other than bankruptcy or other inability to pay the Guaranteed Obligations of Parent or Merger Sub).

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(f)            Unless terminated pursuant to Section 6, the Guarantee may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full.

6.            Expiration. All obligations under this letter agreement shall expire and terminate automatically and immediately and cease to be of any further force or effect upon the earliest to occur of (a) the consummation of the Closing, if the Closing occurs and all payments required to be made by Parent or Merger Sub at Closing are made, at which time the obligation of Investor hereunder will be fulfilled, (b) the valid termination of the Merger Agreement pursuant to Article VIII of the Merger Agreement in circumstances where no Guaranteed Obligations are payable (“Non-Qualifying Termination”), (c) the date that is 180 days after any termination of the Merger Agreement (other than a Non-Qualifying Termination) unless the Company shall have commenced litigation or arbitration against Investor under and pursuant to this letter agreement prior to the 180th day following such termination, in which case this letter agreement shall terminate only upon the final, non-appealable resolution of such litigation or arbitration and/or satisfaction by Investor of any obligations finally determined or agreed to be owed by Investor, consistent with the terms hereof), and (d) the assertion by or on behalf of the Company or its affiliates in any litigation of any claim against Investor, Parent, Merger Sub or any Non-Recourse Party other than as specifically permitted by Section 3 above. Upon termination of this letter agreement, Investor and its permitted assignees shall not have any further liabilities hereunder.

7.            No Assignment. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by Parent or Merger Sub without Investor’s and the Company’s prior written consent, and the granting of such consent in any given instance shall be in the sole discretion of Investor and the Company, as applicable, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment in contravention of this Section 7 shall be void. Investor may not assign its obligations to fund the Commitment or with respect to the Guarantee; provided, however, that, without the consent of Parent, Merger Sub or the Company, Investor may assign its rights, interests and obligations under this letter agreement to any other Person, provided that no such assignment shall (a) relieve Investor of its obligations hereunder or (b) impede or delay the Merger or require any regulatory filings that would reasonably be expected to delay the Closing. Notwithstanding anything to the contrary set forth herein, Parent and Merger Sub may assign their rights under this letter agreement with respect to the Commitment to any Person to which Parent or Merger Sub assigns its interest in the Merger Agreement pursuant to the terms thereof. Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, this letter agreement.

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8.             No Other Beneficiaries. Parent, Merger Sub and Investor acknowledge that the Company shall be a third party beneficiary of the provisions set forth in this letter agreement, as limited by the terms hereof and the limitations in the Merger Agreement. Except for third party beneficiary rights provided in this letter agreement, this letter agreement shall be binding on Investor solely for the benefit of Parent and Merger Sub, and nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Parent and Merger Sub (but solely at the direction of the Investor as contemplated hereby) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent or Merger Sub to enforce the Commitment or any provision of this letter agreement; provided that, notwithstanding anything to the contrary in this letter agreement, any Non-Recourse Party shall be a third party beneficiary of the provisions set forth herein that are for the benefit of any Non-Recourse Party (including the provisions of Sections 3, 6, 7, 8, 10, 11, 12, 14 and 15), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, Parent’s and Merger Sub’s creditors shall have no right to enforce this letter agreement or to cause Parent or Merger Sub to enforce this letter agreement.

9.             Representations and Warranties. Investor hereby represents and warrants to Parent and Merger Sub that (a) it has all necessary power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by Investor has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of Investor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against Investor in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) the execution, delivery and performance by Investor of its obligations under this letter agreement do not and will not violate the organizational documents of Investor, any material contract to which Investor is party or any applicable Law; and (e) Investor has the financial capacity to pay and perform its obligations under this letter agreement and all funds necessary for Investor to fulfill its obligations under this letter agreement shall be available to Investor for so long as this letter agreement shall remain in effect in accordance with its terms.

10.           Severability. Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this letter agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this letter agreement; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of Sections 2 through 7, 10, 11 and 12 hereof. No party hereto shall assert, and each party hereto shall cause its respective affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

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11.           Governing Law; Jurisdiction.  This letter agreement, and any Legal Proceeding arising out of, relating to, or in connection with this letter agreement, shall be governed by, and construed in accordance with, the Law of the State of Delaware, regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.  In any Legal Proceeding arising out of or relating to this letter agreement or any of the transactions contemplated hereby, each of the parties hereto (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any Legal Proceeding relating to this letter agreement or the transactions contemplated hereby in any court other than the aforesaid courts, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 16, in addition to any other method to serve process permitted by applicable Law.

12.           Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (INCLUDING ANY DEBT FINANCING).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.           Headings. Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

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14.           Entire Agreement; Counterparts; Amendment. This letter agreement, the Merger Agreement and the Confidentiality Agreement (and the agreements contemplated hereby and thereby) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between Parent, Merger Sub or any of their affiliates, on the one hand, and Investor or any of its affiliates, on the other hand, with respect to the subject matter hereof and thereof. This letter agreement may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties. Any provision of this letter agreement may be amended or waived, at any time, if, and only if, such amendment or waiver is in writing and signed by Investor, Parent and Merger Sub; provided, however, that Investor may amend this letter agreement to reflect any assignment permitted by Section 7 (solely to the extent such assignment is permitted thereby); and provided further the consent of the Company shall be required in respect of amendment to this Agreement.

15.           Confidentiality. Each party hereto (and any other Person who shall receive a copy hereof as permitted pursuant hereto, including the Company) shall keep confidential the existence and terms of this letter agreement and all information obtained by it with respect to the other parties in connection with this letter agreement, and will use such information solely in connection with the transactions contemplated hereby; provided, however, that (a) any party hereto or the Company may disclose this letter agreement and its terms and conditions to any of such party’s respective officers, directors, advisors, employees, affiliates and financing sources who are involved in the transactions contemplated hereby, so long as such Persons are instructed to maintain the confidentiality of this letter agreement in accordance with the terms hereof, (b) any party or the Company may disclose the existence of this letter agreement to the extent required by Law, the applicable rules of any securities exchange or any other self-regulating authorities relating to the transactions contemplated by the Merger Agreement, and (c) any party hereto or the Company may disclose this letter agreement and its terms and conditions in connection with any litigation or arbitration relating to the Merger, the Merger Agreement and the transactions contemplated thereby or enforcing any of its rights as third party beneficiary hereunder.

16.           Notices. Any notice, direction or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, electronic mail or facsimile and addresses as follows:

(a)           to Investor:

c/o Patricia Industries
1177 Avenue of the Americas
47th Floor
New York, NY 10020
Attention: Yuriy Prilutskiy
Fax: (212) 515-9000
Email: Yuriy.Prilutskiy@investorab.com

with a copy, which copy shall not constitute notice, to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attention: James C.H. Lee
Fax: (212) 536-3901
Email: james.lee@klgates.com

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(b)           if to Parent or Merger Sub or the Company, as provided in Section 9.4 of the Merger Agreement.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this letter agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

17.          Relationship of Parties. This letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between Parent, Merger Sub and Investor and neither this letter agreement nor any other document or agreement entered into by such Person relating to the subject matter hereof shall be construed to suggest otherwise. The obligations of Investor under this letter agreement are solely contractual in nature.

[Remainder of page intentionally left blank]

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Very truly yours,

Laborie Medical Technologies Canada ULC

By:	/s/ Michael Frzzette
Name: Michael Frazzette
Title: President and CEO

[Signature Page to Letter Agreement]

Agreed to and accepted as of the date first written above:

LM US Parent, Inc.

By:	/s/ Michael Frazzette
Name:	Michael Frazzette
Title:	Chief Executive Officer

Camden Merger Sub, Inc.

By:	/s/ Michael Frazzette
Name:	Michael Frazzette
Title:	President

[Signature Page to Letter Agreement]

EXHIBIT B

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COGENTIX MEDICAL, INC.

FIRST:                  The name of the corporation (the “Corporation”) is:

Cogentix Medical, Inc.

SECOND:             The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The registered agent at such address is The Corporation Trust Company.

THIRD:                 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH:             The total number of shares of all classes of stock that the Corporation shall have authority to issue is 5,000 shares of Common Stock, par value $0.0001 per share.

FIFTH:                   Unless required by the Bylaws, the election of the Board of Directors need not be by written ballot.

SIXTH:                  The Board of Directors shall have the power to make, alter or repeal the Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether or not adopted by them.

SEVENTH:           The Corporation shall indemnify to the fullest extent permitted by law, including the advancement of expenses, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.  Neither any amendment nor repeal of this Article Seventh, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH:               No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office.  Any amendment, repeal or modification of this Article Eighth shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

EXHIBIT C

BYLAWS OF THE SURVIVING CORPORATION

AMENDED AND RESTATED BYLAWS

OF

COGENTIX MEDICAL, INC.

ARTICLE I
OFFICES

The address of the registered office of Cogentix Medical, Inc. (the “Corporation”) is c/o 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The registered agent at such address is The Corporation Trust Company.  The Corporation may also have offices at such other places both within and outside the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1.              Annual Meeting.  If required by applicable law, the annual meeting of the stockholders of the Corporation shall be held on such date, at such time and at such place, if any, within or outside the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

Section 2.              Special Meetings.  Special meetings of the stockholders of the Corporation shall be held on such date, at such time and at such place, if any, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

Section 3.              Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 4.              Quorum and Adjournment.  Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall constitute a quorum for the transaction of business at all meetings of the stockholders.  If such majority shall not be present or represented at any meeting of the stockholders, the chair or the stockholders present, although less than a quorum, shall have the power to adjourn the meeting to another time and place.

Section 5.              Adjourned Meetings.  Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 6.              Vote Required.  Except as otherwise provided by law, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or by the Certificate of Incorporation:

(a)           Directors shall be elected by a plurality of the votes present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors, and

(b)          Whenever any corporate action other than the election of Directors is to be taken, it shall be authorized by the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the subject matter.

Section 7.              Manner of Voting.  At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy.  Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted.  Each stockholder shall be entitled to vote each share of stock having voting power registered in his or her name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting.

Section 8.             Stockholder Action Without a Meeting.  Except as otherwise provided by law or by the Certificate of Incorporation, any action required to be taken at any meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent, setting forth the action so taken, shall be given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents given by a sufficient number of the holders to take the action were delivered to the Corporation.

ARTICLE III
DIRECTORS

Section 1.              Number; Term of Office.  Subject to the Certificate of Incorporation, the number of directors that shall constitute the whole Board of Directors initially shall be two.  Thereafter, the exact number of directors shall be determined from time to time by resolution adopted by the Board of Directors.  Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.

Section 2.              General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.              Resignations.  Any Director may resign at any time by giving notice in writing or by electronic transmission to the Corporation.  Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein.  Acceptance of such resignation shall not be necessary to make it effective.

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Section 4.              Removal.  Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.

Section 5.              Vacancies.  Any vacancies occurring in the Board of Directors, shall be filled only by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

Section 6.              Annual Meetings.  The Board of Directors may meet each year immediately following the annual meeting of stockholders, at the place where such meeting of stockholders has been held, or at such other place as shall be fixed by the person presiding over the meeting of the stockholders, for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation.  In the event that in any year Directors are elected by written or electronic consent in lieu of an annual meeting of stockholders, the Board of Directors may meet in such year as soon as practicable after receipt of such written or electronic consent by the Corporation at such time and place as shall be fixed by the Chairman of the Board, for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation.

Section 7.              Regular Meetings.  Regular meetings of the Board of Directors may be held on such dates and at such times and places, if any, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors.  In the absence of any such determination, such meetings shall be held at such times and places, within or without the State of Delaware, as shall be designated by the Chairman of the Board on not less than  24 hours’ notice to each Director, given verbally or in writing, whether personally, by telephone (including by message or recording device), by facsimile transmission, or by other electronic transmission, or on not less than 3 calendar days’ notice to each Director given in writing by mail.

Section 8.               Special Meetings.  Special meetings of the Board of Directors may be held at the call of the Chairman of the Board at such times and places, if any, within or without the State of Delaware, as he or she shall designate, on not less than  24 hours’ notice to each Director, given verbally or in writing, whether personally, by telephone (including by message or recording device), by facsimile transmission, or by other electronic transmission, or on not less than 3 calendar days’ notice to each Director given in writing by mail.  Special meetings may also be called by the Secretary on like notice at the written request of a majority of the Directors then in office.

Section 9.              Quorum and Powers of a Majority.  At all meetings of the Board of Directors or committee of the Board of Directors, the directors entitled to cast a majority of the votes of the whole Board of Directors or committee, as the case may be, shall constitute a quorum for the transaction of business, and except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors or of such committee.  In the absence of a quorum, a majority of the members present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.

Section 10.            Manner of Acting.

(a)           Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

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(b)           Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or such committee.

Section 11.            Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 12.            Committee Procedure, Limitations of Committee Powers.

(a)            Except as otherwise provided by these Bylaws or by the Board of Directors, each committee shall adopt its own rules governing the time, place, and method of holding its meetings and the conduct of its proceedings.  In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III of these Bylaws.

(b)           Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

(c)           Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board of Directors at any meeting thereof.  Any vacancy in any committee shall be filled by the Board of Directors in the manner prescribed by the Certificate of Incorporation, these Bylaws or applicable law for the original appointment of the members of such committee.

Section 13.            Compensation.

(a)            The Board of Directors, by a resolution or resolutions, may fix, and from time to time change, the compensation of Directors.

(b)           Each Director shall be entitled to reimbursement from the Corporation for his or her reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof.

(c)           Nothing contained in these Bylaws shall be construed to preclude any Director from serving the Corporation in any other capacity and from receiving compensation from the Corporation for service rendered to it in such other capacity.

ARTICLE IV
OFFICERS

Section 1.              Number.  The officers of the Corporation shall include a President and a Secretary.   The Board of Directors may also elect such other officers as the Board of Directors may from time to time deem appropriate or necessary.  Any two or more offices may be held by the same person to the extent permitted by the General Corporation Law of the State of Delaware.

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Section 2.              Election of Officers, Qualification and Term.  The officers of the Corporation shall be appointed from time to time by the Board of Directors and, shall hold office at the pleasure of the Board of Directors.

Section 3.              Removal.  Any officer of the Corporation may be removed, with or without cause, by the Board of Directors, without prejudice to the rights, if any, of such officer under any contract to which it is a party.

Section 4.              Resignations.  Any officer of the Corporation may resign at any time by giving notice to the Board of Directors.  Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.              Salaries.  The salaries of all officers of the Corporation shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

Section 6.              The Chairman of the Board.  The Chairman of the Board, if any, shall have the powers and duties customarily and usually associated with the office of the Chairman of the Board.

Section 7.              Vice Chairman of the Board.  The Vice Chairman of the Board, if any, shall have the powers and duties customarily and usually associated with the office of the Vice Chairman of the Board.

Section 8.              The President.  The President shall be the chief executive officer of the Corporation, shall have, subject to the supervision, direction, and control of the Board of Directors, the general powers and duties of supervision, direction, and management of the affairs and business of the Corporation usually vested in the chief executive officer of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation.  If at any time the office of the Chairman of the Board and the Vice Chairman of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairman of the Board and the Vice Chairman of the Board, the President shall have the powers and duties of the Chairman of the Board.

Section 9.              The Vice Presidents.  Each Vice President, if any, shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors or the President.

Section 10.            The Secretary and Assistant Secretaries.

(a)           The Secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book kept for such purpose.  He or she shall have all such further powers and duties as generally are incident to the position of Secretary or as may from time to time be assigned to him or her by the Board of Directors or the President.

(b)           Each Assistant Secretary, if any, shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the President, or the Secretary.  In case of the absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, by the Secretary) shall perform the duties and exercise the powers of the Secretary.

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Section 11.             The Treasurer and Assistant Treasurers.  To the extent that the officers of the Corporation include a Treasurer and any Assistant Treasurers:

(a)           The Treasurer shall have custody of the Corporation’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  The Treasurer shall also maintain adequate records of all assets, liabilities, and transactions of the Corporation and shall see that adequate audits thereof are currently and regularly made.  The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of the Treasurer or as may from time to time be assigned to him or her by the Board of Directors or the President.

(b)           The Treasurer shall be responsible for maintaining the accounting records and statements, and shall properly account for all monies and obligations due the Corporation and all properties, assets, and liabilities of the Corporation.  The Treasurer shall render to the Chairman of the Board or the President such periodic reports covering the results of operations of the Corporation as may be required by either of them or by law.

(c)           Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the President, or the Treasurer.  In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the President (or, in the absence of such designation, by the Treasurer) shall perform the duties and exercise the powers of the Treasurer.

ARTICLE V
STOCK

Section 1.              Certificates.  The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two duly authorized officers of the Corporation.  Any of or all the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 2.              Transfers.  Transfers of stock of the Corporation shall be made on the books of the Corporation only upon surrender to the Corporation of a certificate (if any) for the shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, provided such succession, assignment, or transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law, or contract.  Thereupon, the Corporation shall issue a new certificate (if requested) to the person entitled thereto, cancel the old certificate (if any), and record the transaction upon its books.

Section 3.              Lost, Stolen, or Destroyed Certificates.  Any person claiming a certificate of stock to be lost, stolen, or destroyed shall make an affidavit or an affirmation of that fact, and shall give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate (if requested) may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen, or destroyed.

Section 4.              Record Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares as the person entitled to exercise the rights of a stockholder and shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the General Corporation Law of the State of Delaware.

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Section 5.               Additional Powers of the Board.

(a)           In addition to those powers set forth in Section 2 of Article III, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock subject to the provisions of the General Corporation Law of the State of Delaware.

(b)           The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VI
INDEMNIFICATION

Section 1.              Indemnification.  The Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise.  The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made party to any Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article VI, the Corporation shall be required to indemnify any person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors of the Corporation.

Section 2.              Advancement of Expenses.  With respect to any person made or threatened to be made a party to any threatened, pending, or completed Proceeding, by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that the payment of expenses (including attorneys’ fees) incurred by such person in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such person is not entitled to be indemnified for such expenses under this Article VI or otherwise.  With respect to any person made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, the Corporation may, in its discretion and upon such terms and conditions, if any, as the Corporation deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.

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Section 3.              Claims.  With respect to any person made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, the rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article VI shall be contract rights.  If a claim under Sections 1 or 2 of this Article VI with respect to such rights is not paid in full by the Corporation within 60 days after a written demand has been received by the Corporation, except in the case of a claim for an advancement of expenses by an officer or director of the Corporation, in which case the applicable period shall be 30 days, the person seeking to enforce a right to indemnification or an advancement of expenses hereunder may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation seeks to recover an advancement of expenses shall also be entitled to be paid the expenses (including attorneys’ fees) of prosecuting or defending such suit.  In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not in a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder) it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law.  In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the person from whom the Corporation seeks to recover an advancement of expenses has not met any applicable standard for indemnification under applicable law.  With respect to any suit brought by a person seeking to enforce a right to indemnification hereunder (including any suit seeking to enforce a right to the advancement of expenses hereunder) or any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, neither the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor an actual determination by the Corporation that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit.  In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

Section 4.             Non-exclusive Rights.  The indemnification and advancement of expenses provided in this Article VI shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 5.              Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or otherwise.

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Section 6.              Primacy of Indemnity.  The Corporation hereby acknowledges that certain of its Directors, officers, employees and agents (the “Fund Indemnitees”) may have rights to indemnification, advancement of expenses and/or insurance with respect to their service on the Board of Directors or otherwise in connection with their involvement with the Corporation provided by persons other than the Corporation, its indirect parent, LB Yankee, Inc. (the “Holding Company”), and the direct or indirect subsidiaries of the Holding Company that are direct or indirect parents of the Corporation (such other persons collectively, the “Fund Indemnitors”).  The Corporation hereby agrees (i) that it is the indemnitor of first resort relative to the Fund Indemnitors (i.e., its obligations to the Fund Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnitees are secondary) and (ii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, except to the extent that a Fund Indemnitee breaches its undertaking to repay advanced expenses as provided in Sections 2 or 3 of this Article VI.  The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Fund Indemnitees with respect to any claim for which the Fund Indemnitees have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Fund Indemnitees against the Corporation.

Section 7.              Amendment or Repeal. Any right to indemnification or to advancement of expenses of any person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

ARTICLE VII
MISCELLANEOUS

Section 1.              Place and Inspection of Books.

(a)           The books of the Corporation other than such books as are required by law to be kept within the State of Delaware shall be kept in such place or places either within or without the State of Delaware as the Board of Directors may from time to time determine.

(b)           The officer who has charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation.  If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1(b) of Article VII or to vote in person or by proxy at any meeting of stockholders.

(c)           The Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the accounts and books of the Corporation (except such as may be by law specifically open to inspection or as otherwise provided by these Bylaws) or any of them shall be open to the inspection of the stockholders and the stockholders’ rights in respect thereof.

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Section 2.              Waivers of Notice.  Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 3.              Voting Shares in Other Corporations.  The President or any other officer of the Corporation designated by the Board of Directors may vote any and all shares held by the Corporation in any other corporation.

Section 4.              Fiscal Year.  The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

Section 5.              Gender/Number.  As used in these Bylaws, the masculine, feminine, or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.

Section 6.               Paragraph Titles.  The titles of the paragraphs have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

Section 7.              Amendment. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors or by the stockholders of the Corporation.

Section 8.              Certificate of Incorporation.  Notwithstanding anything to the contrary contained herein, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.

Section 9.              Forum for Internal Corporate Claims.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for all “internal corporate claims.” “Internal corporate claims” mean claims, including claims in the right of the Corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, except for, as to each of (i) through (ii) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; provided, however, if (and only if) the Court of Chancery declines to accept jurisdiction over a particular matter, the U.S. District Court for the District of Delaware shall be the sole and exclusive forum for all “internal corporate claims” unless the Corporation consents in writing to the selection of an alternative forum. If any provision or provisions of this Section 9 of Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 9 of Article VII (including, without limitation, each portion of any sentence of this Section 9 of Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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